UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.         )

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ScanSource, Inc.
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Notice of 2014 Annual Meeting of Shareholders and Proxy Statement

Thursday, December 4, 2014 at 10:30 a.m., Eastern Standard Time

Marriott Hotel, One Parkway East, Greenville, South Carolina 29615

Letter from our Chairman

Fellow shareholders:

On behalf of ScanSource’s Board of Directors and the members of ScanSource’s senior management team we look forward to seeing you at the upcoming 2014 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting this year.

We have continued to adopt best practices in the areas of corporate governance and executive compensation. Earlier this year, we adopted a number of new governance improvements applicable to the Board and the executive leadership to further align the interests of our Board and executive leadership with you. These improvements included the adoption of a stock ownership and retention policy, a claw-back policy, an anti-hedging and anti-pledging policy and a number of revisions to our Corporate Governance Guidelines.

We are also pleased to have Peter Browning join our Board of Directors this past June. Mr. Browning brings a wealth of executive, board leadership and governance experience. We expect that Mr. Browning will make significant contributions to the company’s success in the coming years.

Your vote is important to us. I urge you to actively participate in the company’s future by casting your vote on the items discussed in the Proxy Statement. Please vote early by signing and returning your proxy card or by voting by telephone, mobile device or Internet as instructed in the Proxy Statement. Thank you for being a shareholder and for the trust you have placed in ScanSource.

Best regards,

Steven R. Fischer

Chairman of the Board

Notice of Annual Meeting of Shareholders

December 4, 2014

10:30 a.m., Eastern Standard Time

The Annual Meeting of Shareholders of ScanSource, Inc. will be held at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615 on Thursday, December 4, 2014, at 10:30 a.m., Eastern Standard Time, for the following purposes:

1)	To elect six members to the Board of Directors;

2)	To hold an advisory vote to approve the compensation of our Named Executive Officers (as defined in the Proxy Statement);

3)	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015; and

4)	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders whose names appear of record on our books at the close of business on October 8, 2014 will be entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof.

You are cordially invited to attend the Annual Meeting in person, but if you are unable to do so, please vote by signing and returning your proxy card or by voting by telephone, mobile device or Internet. You are entitled to revoke your proxy at any time before it is exercised, and if you attend the Annual Meeting you may also revoke your proxy by voting in person. Voting over the Internet, by telephone, by mobile device or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

By the Order of the Board of Directors

John J. Ellsworth
Executive Vice President, General Counsel and Corporate Secretary

October 21, 2014

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on December 4, 2014. The Company’s 2014 Notice of Annual Meeting and Proxy Statement, 2014 Annual Report and other proxy materials are available under the “Investors” tab on our website at www.scansource.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is first being mailed on or about October 21, 2014 to shareholders of ScanSource, Inc. (“ScanSource,” “we,” “us,” “our,” or the “Company”) in connection with the solicitation by our Board of Directors (our “Board”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, December 4, 2014, at 10:30 a.m., Eastern Standard Time, at the Marriott Hotel, One Parkway East, Greenville, South Carolina 29615, and any postponement or adjournments thereof (the “2014 Annual Meeting”). The Proxy Statement contains information relating to the proposals to be voted upon at the meeting, the voting process, our Board, the compensation of our Named Executive Officers (as defined in “Executive Compensation — Compensation Discussion and Analysis — Executive Summary”), and certain other information.

The solicitation of proxies is being made by our directors and employees, and the cost of soliciting proxies will be borne by the Company. We have engaged Alliance Advisors to assist us with the solicitation of proxies and expect to pay them a fee of $11,000 plus out-of-pocket expenses. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be incurred for such forwarding service. The Company will bear the expense of such charges. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by our executive officers, directors and other employees, who will receive no additional compensation for their services.

Our mailing address for purposes of this Proxy Statement and principal executive offices are located at 6 Logue Court, Greenville, South Carolina 29615.

Proposals to be Considered and Vote Required

The following proposals will be voted upon at the 2014 Annual Meeting:

•	The election of the six individuals named in this Proxy Statement to serve as members of our Board of Directors for a one-year term, each to serve until the 2015 Annual Meeting of Shareholders and until his successor is duly elected and qualified;

•	An advisory vote to approve the compensation of our Named Executive Officers; and

•	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

Only shareholders of record on October 8, 2014 (the “record date”) will be entitled to vote at the 2014 Annual Meeting, and each share will be entitled to one vote. At the close of business on the record date, there were 28,560,935 shares of our common stock outstanding and entitled to vote at the 2014 Annual Meeting.

All of such shares are eligible to be voted on each matter currently scheduled to come before the Annual Meeting. All shares of our common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, properly executed and returned proxies will be voted “FOR” all director nominees, “FOR” approval, on an advisory basis, of the compensation of our Named Executive Officers, and “FOR” ratification, on an advisory basis, of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015. Management is not aware of any matters, other than those specified herein, that will be presented for action at the Annual Meeting. If other matters are properly presented at the Annual Meeting for consideration, the agents named on the proxy card will have the discretion to vote on those matters for you.

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Our Bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and at any adjournments thereof. Signed proxies that withhold authority to vote for directors or reflect abstentions or broker non-votes (as described below) will be counted for purposes of determining if a quorum is present at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders holding a majority of the shares at the meeting, in person or by proxy, have the power to adjourn the meeting. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Brokers that are members of certain securities exchanges and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Proposals number one and two in this Proxy Statement are considered “non-discretionary” items, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to these proposals. Under applicable securities exchange rules, our proposal to ratify the appointment of the independent registered public accounting firm is considered a discretionary item.

Assuming the existence of a quorum at the Annual Meeting:

•	The six nominees receiving the greatest number of the votes cast at the Annual Meeting will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal.

•	The compensation of our Named Executive Officers will be approved, on an advisory basis, if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. Because your vote is advisory, it will not be binding on the Company, our Board of Directors or our Compensation Committee. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

•	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions will not be treated as votes cast, and therefore will have no effect on the outcome of the vote on this proposal. If your shares are held in street name and you do not provide voting instructions to your broker, your broker has discretionary authority to vote your shares with respect to this proposal.

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How to Vote

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the 2014 Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of directors. Shares may be voted by the following procedures:

Voting In-Person. Shares held directly in your name as the shareholder of record may be voted in person at the 2014 Annual Meeting. If you choose to vote in person at the 2014 Annual Meeting, please bring your proxy card and proof of personal identification. Shares held in street name may be voted in person by you only if you obtain a legal proxy from the shareholder of record giving you the right to vote the shares. If you need directions to the 2014 Annual Meeting, please contact our Investor Relations Director at (864) 286-4892.

Voting via the Internet. Shares may be voted via the Internet. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on December 3, 2014. Have your proxy card in hand when you access the website and follow the instructions given.

Voting via Telephone. Shares may be voted via any touch-tone telephone by following the instructions on your proxy card. Your voting instructions will be accepted until 11:59 p.m., Eastern Standard Time, on December 3, 2014. Have your proxy card in hand when you call and follow the instructions given.

Voting via Mail. Shares may be voted via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope found in your proxy package.

Even if you currently plan to attend the 2014 Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via Internet, mobile device, telephone or mail does not affect your right to vote in person at the 2014 Annual Meeting.

Voting of Proxies

By giving your proxy, you grant the right to vote your shares to Michael L. Baur, our Chief Executive Officer, and John J. Ellsworth, our Executive Vice President, General Counsel and Corporate Secretary. If you return a signed, but unmarked proxy card, your shares will be voted (i) FOR the election of each of the director nominees named herein, (ii) FOR approval, on an advisory basis, of the compensation of our Named Executive Officers, and (iii) FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2015.

If you are a registered shareholder (meaning, a shareholder who holds share certificates issued in his or her name and therefore appears on the share register) and have executed a proxy, your proxy may be revoked at any time prior to such proxy being exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure, but may be accomplished by (i) voting again via the Internet, any mobile device or telephone, (ii) requesting, completing and returning a second proxy card bearing a later date, (iii) giving written notice to the Corporate Secretary of the Company, or (iv) by voting in person at the 2014 Annual Meeting.

If your shares are held in the name of a broker, bank or other holder of record, you should follow the voting instructions you receive from the holder of record to revoke or change your vote.

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NEW GOVERNANCE IMPROVEMENTS ADOPTED

Our Board of Directors adopted a number of new corporate governance improvements during this year. These enhancements further align our executives’ and directors’ interests with those of our shareholders and are briefly summarized below:

Stock Ownership and Retention Policy

The Chief Executive Officer (“CEO”) must maintain ownership of Company common stock with a value equal to three times such executive’s annual base salary. Directors are expected to hold five times their annual Board cash retainer in Company securities. Persons covered by the policy are expected to utilize grants under equity compensation plans to reach the levels of ownership expected by the policy. The policy also incorporates a retention requirement by requiring such persons to retain 50% of the net shares resulting from the vesting of certain awards to obtain the required ownership under the policy. As of the Record Date, all the directors and the CEO are in compliance with the Company’s Stock Ownership and Retention Policy.

Claw-Back Policy

This policy applies to all executive officers of the Company and certain other employees who participate in the Company’s equity incentive plan and cash incentive plan. Under the policy, if an award is given to an applicable employee based on financial statements that are restated in a way that would decrease the amount of the award and the misstatement is based, at least in part, on the misconduct of the employee, the employee must refund the Company the excess award received.

Anti-Pledging Policy

Officers and directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan.

Anti-Hedging Policy

Certain hedging transactions are prohibited by the Company’s employees, officers and directors.

Corporate Governance Guidelines Revisions

The Board amended certain provisions of the Company’s Corporate Governance Guidelines, as follows:

•	Director Resignation. A director will tender his or her resignation if, in an uncontested election, the director fails to receive a greater number of votes “for” election than votes “withheld” from such election.

•	Independence of Board’s Oversight. Executive officers are prohibited from serving as a director of another company that concurrently employs a director of the Company.

•	Independence Requirement for Committee Service. The Governance, Nominating, Audit and Compensation committees will be comprised only of independent directors.

•	Separation of Roles. The Board shall determine from time to time, whether it is in the best interest of the Company to have the same person occupy the offices of CEO and Chairman. Currently, these roles are occupied by different persons. If the Company’s CEO does serve as Chairman, the Board shall appoint a “Lead Independent Director.”

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•	Service on Other Public Company Boards. In addition to the existing guideline that no member of the board of directors serve on more than four public company boards (including the Company’s) and no more than three public audit committees (including the Company’s), the CEO shall not serve on the board of directors for more than three public companies (including the Company’s Board).

The Company believes that each of these refinements benefit the Company and its shareholders by enhancing the corporate governance structure and more closely aligning the interest of our officers and directors with those of the shareholders of the Company.

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PROPOSAL NUMBER 1 ELECTION OF DIRECTORS

The Company has nominated the individuals listed below to serve as members of our Board until his successor is duly elected and qualified at the 2015 Annual Meeting of Shareholders or, if earlier, his death, resignation or removal. Each of the nominees is currently a director of the Company.

Each of the proposed nominees has consented to stand for election as members of our Board. We believe that each of our current directors has served our shareholders’ interests well during his tenure as a director and will continue to do so. We believe that the Company and our shareholders benefit from the wide variety of industry and professional experience that characterizes the members of our Board.

The following sets forth certain information regarding our current directors, including each director’s specific experience, qualifications, attributes and skills that led our Board to conclude that he is well qualified to serve as a member of the Board.

Information Regarding Nominees for Director

Name	Experience and Qualifications	Age	Served as Director Since
Steven R. Fischer	Steven R. Fischer has served as Chairman of the Board since December 2009 and as a director of the Company since December 1995. Mr. Fischer served as President of North Fork Business Capital Corporation and its successor, Capital One Leverage Finance, from July 2004 to July 2008, and served as President of Transamerica Business Capital Corporation from September 2000 to February 2004, as Executive Vice President and Division Manager of Transamerica Business Capital Corporation from October 1997 to September 2000 and as Senior Vice President and Regional Manager of Transamerica Business Capital Corporation from March 1992 to October 1997. Mr. Fischer is currently a financial consultant and serves as a director of Falconstor Software Inc., a publicly held provider of storage networking infrastructure software, and Keltic Financial Services, LLC, a privately held finance company.	69	December 1995

	Mr. Fischer is a seasoned executive and has valuable experience in overseeing management. He brings to the Board extensive financial skills important to the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. Mr. Fischer’s long career in the financial services industry also brings financial management expertise to our Board. His experience is important to the Board’s oversight of strategy, compensation practices, risk management and implementation of sound corporate governance practices. He serves on each committee of our Board of Directors.

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Name	Experience and Qualifications	Age	Served as Director Since
Michael L. Baur	Michael L. Baur has served as our CEO since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception in December 1992, and held the position of President from that point until June 2007.	57	December 1995

	Mr. Baur has served the Company as President or CEO since its inception and has developed a deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. Mr. Baur brings strong leadership, entrepreneurial and business building and development skills and experience to the Board. Mr. Baur does not serve on any committee of our Board of Directors.
Peter C. Browning	Peter C. Browning has served as a director of the Company since June 2014. He has extensive experience in business, serving as an executive officer of a number of public companies, including Continental Can Company, National Gypsum Company and Sonoco Products Company. He has also served on more than 10 public company boards, including Wachovia, Nucor Corporation, Lowe’s Companies and The Phoenix Companies, in a variety of board leadership roles, including serving as non-executive chair, lead director and chair of audit, compensation and governance/ nominating committees. Mr. Browning currently serves as a member of the board of directors of Nucor Corporation and EnPro Industries, Inc. and as lead director of Acuity Brands. He also serves as lead independent director of the board of Equilar, a private company that is the leading provider of corporate data.	72	June 2014

	Mr. Browning is a well-known authority on board governance. He was the Dean of the McColl Graduate School of Business at Queens University of Charlotte from 2002 to 2005 and has served as the Managing Partner of Peter Browning Partners, a board advisory consulting firm, since 2009. Mr. Browning was selected for the “2011 and 2012 NACD Director 100 List” (a list of the most influential people in corporate governance in the boardroom). Mr. Browning serves on each committee of our Board of Directors.

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Name	Experience and Qualifications	Age	Served as Director Since
Michael J. Grainger	Michael J. Grainger has served as a director of the Company since October 2004. Mr. Grainger served as President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor, from January 2001 to April 2004. From May 1996 to July 2001 he served as Executive Vice President and Chief Financial Officer of Ingram Micro, and from July 1990 to October 1996 as Vice President and Controller of Ingram Industries, Inc. Mr. Grainger currently serves on the board of directors of two multinational diversified private companies, Ingram Industries, Inc. and Belkin International Inc.	62	October 2004

	As a former executive of Ingram Micro (including serving as its Chief Financial Officer), Mr. Grainger brings extensive knowledge of our industry and our competition to the Board. He also brings extensive accounting and financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters. Mr. Grainger serves as the Chairman of our Compensation Committee and serves on our Audit Committee, Nominating Committee and Governance Committee.
John P. Reilly	John P. Reilly has served as a director of the Company since June 2001. Mr. Reilly is currently a partner of Ares Management, LLC, which recently acquired Keltic Financial Services, LLC in Tarrytown, New York, where Mr. Reilly was President and CEO from 1999 to June 2014. Prior to that, from 1977 to 1999, he held senior management positions in the Leveraged Buy-Out, Leasing, Corporate Finance and Private Banking divisions at Citibank, N.A. Mr. Reilly also serves on the Board of Directors of Chimera Investment Corporation, a public real estate investment trust.	66	June 2001

	Mr. Reilly brings to the Board extensive financial skills important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance matters. His long career in the financial services industry, along with his MBA in Finance from Fairleigh Dickinson University, also brings financial management expertise to our Board. Mr. Reilly serves as Chairman of the Nominating Committee and Governance Committee and serves on our Audit Committee and Compensation Committee.

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Name	Experience and Qualifications	Age	Served as Director Since
Charles R. Whitchurch

Charles R. Whitchurch has served as a director of the Company since February 2009. Mr. Whitchurch served as the Chief Financial Officer of Zebra Technologies Corporation from September 1991 to June 2008. Mr. Whitchurch currently serves on the boards of Ashworth College, a privately held provider of nationally accredited online education, and TricorBraun Holdings, a privately held distributor of rigid packaging materials. In both companies, Mr. Whitchurch serves as Chairman of the Audit Committee. Mr. Whitchurch previously served on the boards of directors of SPSS, Inc., a publicly held provider of predictive analytic software, from October 2003 to October 2009 and Landmark Aviation, a privately held operator of fixed base aviation operations throughout the United States and Europe, from October 2008 to October 2012. On both boards, he served as Chairman of the Audit Committee.

Mr. Whitchurch’s executive career brings in-depth knowledge of business operations and strategy and broad experience related to financial and corporate governance matters through his tenure serving on the boards of directors of public companies, including serving as the chairman of audit committees. Mr. Whitchurch serves as the Chairman of our Audit Committee and serves on our Compensation Committee, Nominating Committee and Governance Committee.

		68	February 2009

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the Nominees listed above.

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2014 Director Compensation Table

The following table provides information regarding the compensation paid to each of our non-employee directors for the fiscal year ended June 30, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Steven R. Fischer	106,000	115,614	221,614
Michael J. Grainger	91,000	115,614	206,614
John P. Reilly	79,000	115,614	194,614
Charles R. Whitchurch	101,000	115,614	216,614
Peter C. Browning(2)	1,750	48,230	49,980
Steven H. Owings(3)	28,750	—	28,750

(1)	Amounts shown are the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see note 9 to our audited financial statements for the fiscal year ended June 30, 2014, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, accompanying this proxy statement. The total number of stock options held by each of the non-employee directors as of June 30, 2014 was: Mr. Fischer, 7,000, Mr. Browning, zero, Mr. Grainger, zero, Mr. Reilly, 13,200 and Mr. Whitchurch, zero. Each director (other than Mr. Browning) received a restricted stock award on December 6, 2013 for 2,700 shares that vested on June 6, 2014. None of the non-employee directors, other than Mr. Browning, held restricted stock awards as of June 30, 2014.

(2)	Mr. Browning was appointed as a director of the Company effective June 1, 2014 and received a restricted stock award for 1,300 shares on such date.

(3)	Mr. Owings served on the Board until October 15, 2013. The compensation for Mr. Owings covers the period beginning on July 1, 2013 and ending on October 14, 2013.

Cash Retainers

Directors who are not our employees are paid an annual retainer of $50,000. An additional annual retainer of $30,000 is paid, as applicable, to a non-executive Chairman (or acting Chairman) of the Board of Directors. An additional annual retainer of $25,000 is paid to the chairman of the Audit Committee and an additional annual retainer of $15,000 is paid to the chairman of the Compensation Committee. Additional annual retainers of $2,000 are paid to the chairmen of the Nominating Committee and the Governance Committee. Annual service for this purpose relates to the approximate 12-month periods between annual meetings of our shareholders. Non-employee directors also receive meeting fees of $750 for each Board meeting attended; $1,000 for each Audit Committee meeting attended; and $500 for each other stand-alone committee meeting attended. All directors are reimbursed for expenses incurred in connection with the performance of their services as directors.

Equity Retainers

Our non-employee directors receive an annual equity retainer (in the form a stock grant of restricted common stock) under the ScanSource, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). In addition, non-employee directors may also be eligible to receive other awards under our 2013 Plan.

The number of shares of restricted stock subject to a director’s annual restricted stock award is determined by dividing $100,000 (or such other current award value as may be set by the Board) by the equity award value per share on the grant date. The equity award value means the value per share based on a 45-day averaging of the fair market value of the common stock over a specified period of time, or the fair market value of the common stock on a specified date. The date of grant of the annual restricted stock awards is the day following each annual shareholders meeting unless the Board modifies,

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suspends or delays the grant date because the grant date would not occur during an open “window” for stock transactions under the Company’s insider trading compliance program or if the Board otherwise determines that modification, suspension or delay of the grant date is necessary or appropriate.

A person who first becomes a non-employee director on a date other than a regularly scheduled annual meeting of shareholders (such as Mr. Browning on June 1, 2014) will receive a restricted stock award for a pro-rated number of shares of common stock. Restricted stock may not be transferred or sold until it has vested. Restricted stock granted under the 2013 Plan will vest in full on the day that is six months after the date of grant, or upon the earlier occurrence of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If a director terminates service for any other reason, he or she will forfeit all of his or her right, title and interest in and to the unvested restricted stock as of the date of termination.

Stock Ownership and Retention Policy

Under the equity ownership policy, directors are expected to hold five times their annual board cash retainer in company securities. The policy also incorporates a retention requirement by requiring such persons to retain 50% of the net shares resulting from the vesting of certain awards to obtain the required ownership under the policy.

Corporate Governance

Director Independence

In accordance with the listing standards of The NASDAQ Stock Market (“NASDAQ”) and our Corporate Governance Guidelines (the “Guidelines”), our Board of Directors consists of a majority of independent directors. The Board has determined that all members of the Board other than Mr. Baur meet the requirements for being “independent” as defined in the U.S. Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards.

Pursuant to our Bylaws, the Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, a Governance Committee and a Nominating Committee. The Audit, Compensation, Governance and Nominating committees are comprised only of independent directors. In addition, under our Corporate Governance Guidelines executive officers are prohibited from serving as a director of another company that concurrently employs a director of the Company.

Board Leadership Structure

Leadership Structure of Board

For the past fourteen years, the positions of Chairman of the Board and CEO have been held by separate persons as an aid in the Board’s oversight of management. Our Chairman of the Board is Mr. Fischer. The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the Board;

•	reviewing the agenda for Board meetings in consultation with our CEO and other members of the Board;

•	calling and presiding over meetings of the independent directors;

•	managing the Board’s process for annual director self-assessment and evaluation of the Board and of our CEO; and

•	presiding over all meetings of shareholders.

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The Board believes that there may be advantages to having an independent chairman for matters such as communications and relations between the Board, our CEO and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and, in facilitating a robust director, Board and CEO evaluation processes. Our Board currently consists of five non-employee directors and our CEO, Mr. Baur. One of Mr. Fischer’s roles is to oversee and manage the Board and its functions, including setting meeting agendas and presiding over Board meetings. In this regard, Mr. Fischer and the Board in their advisory and oversight roles are particularly focused on overseeing our CEO and senior management in their pursuit and adoption of successful business strategies, risk management policies, and management succession plans. In the event that these positions are ever served by the same person, our Corporate Governance Guidelines provide the Board shall appoint a “Lead Independent Director.”

Board and Committee Meetings in 2014

The Board of Directors met a total of sixteen times during the fiscal year ended June 30, 2014. Mr. Fischer served as the non-executive Chairman of the Board during the entire fiscal year. Committees of the Board met a total of eighteen times during the fiscal year ended June 30, 2014. All directors attended at least 75% of Board and committee meetings that occurred during their tenure as a director during the fiscal year ended June 30, 2014. We expect all Board members to attend the Annual Meeting. All of our directors, except Mr. Browning, who was not a director at the time, attended the 2013 Annual Meeting of Shareholders.

Board’s Role in Risk Oversight

The Board as a whole actively oversees the risk management of the Company. Enterprise risks — the specific financial, operational, business and strategic risks that we face, whether internal or external — are identified by the Board and management together, and then each risk is assigned to the full Board or a Board committee for oversight. Certain strategic and business risks, such as those relating to our products, markets and capital investments, are overseen by the entire Board. The Audit Committee oversees management of market and operational risks that could have a financial impact, or impact financial reporting, such as those relating to internal controls or liquidity. The Nominating Committee and the Governance Committee manage the risks associated with governance issues, such as the independence of the Board, and the Compensation Committee is responsible for managing the risks relating to our executive compensation plans and policies and, in conjunction with the Board, key executive succession. Management regularly reports to the Board or relevant committee on actions that we are taking to manage these risks. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Director Education

Each member of the Board has completed accredited director education programs. We provide our directors with the opportunity and pay for our directors to attend director education programs. The Company and each Board member are members of the National Association of Corporate Directors (“NACD”). As a member of the NACD, the Company and each Board member have access to the programs, materials, reports, and research teams made available to directors by the NACD.

Corporate Governance Guidelines

The Board has established Guidelines that address various governance matters including the role, function, responsibilities, size and composition of the Board of Directors, Board tenure, service on other public company boards, conflict of interest issues, executive sessions of non-management directors, review of committee charters and the Board self-evaluation process. A copy of the Guidelines is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

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General Board Functions

The Guidelines set forth general functions of the Board, including holding regular and, where appropriate, special meetings, periodically reviewing management’s performance and our organizational structure, reviewing and approving corporate strategy, determining compensation for our Named Executive Officers and awarding equity-based compensation, overseeing our accounting and financial reporting process and audits of our financial statements, and identifying potential candidates for Board membership.

Retention of Independent Advisors

The Guidelines provide that the Board of Directors may retain independent advisors when appropriate.

Succession Planning

Our Board of Directors engages in an active succession planning process. On a periodic basis, with the assistance of our CEO, it reviews the potential in-house candidates for each of the critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any need that we might have. Where there is not a satisfactory in-house candidate for a position, the Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.

Board Tenure

The Board of Directors is elected annually and is not classified.

Composition of Board

The Board of Directors currently consists of six members. The size of the Board of Directors may be increased or decreased by resolution of the Board of Directors.

The Guidelines provide that a majority of the Board will at all times be independent. Through the Nominating Committee, the Board will identify potential candidates for Board membership with the objective being that all new, non-management candidates will be independent. The Nominating Committee will confirm the independence of the non-management directors on an annual basis. The Board of Directors has determined that each of Messrs. Fischer, Grainger, Reilly, Whitchurch and Browning meet the requirements for being “independent” as defined in SEC rules and regulations and NASDAQ listing standards. Mr. Baur is the only management member of the Board.

Service on Other Public Company Boards

The CEO shall not serve on the board of directors for more than three public companies (including the Company’s Board). All members of the Board are compliant with the Guidelines regarding service on boards and audit committees of other public companies.

Executive Sessions of Independent Directors

Pursuant to the Guidelines, independent directors must meet regularly without management present. Our independent directors met eleven times in executive session during fiscal 2014.

Director Evaluations and Reviews

In accordance with the Guidelines, the Board and the Governance Committee conduct periodic performance reviews of the Board of Directors and its committees. As a part of the evaluation process, the Board and committees meet and discuss self-assessments and corporate governance matters.

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Director Resignation

The Guidelines provide that a director will tender his resignation if, in an uncontested election, the director fails to receive a greater number of votes “for” election than votes “withheld” from such election.

Claw-Back Policy

The Claw-Back Policy applies to certain officers of the Company (a “Covered Officer”), which include all executive officers of the Company (as determined from time to time by the Board or the Committee), and such other employees who are participants in the Company’s equity incentive plans and cash incentive plans who may from time to time be deemed subject to the Policy by the Board or the Committee. Under the Policy, if a Covered Officer receives an award under the applicable plan based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which such person was entitled and the restatement is based in whole or in part on the misconduct of the Covered Officer, the Covered Officer will refund to the Company the difference between what they received and what they should have received.

Anti-Pledging Policy

Under the Anti-pledging Policy, officers and directors are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan. All executive officers and directors are in compliance with this policy.

Anti-Hedging Policy

The Board has adopted an anti-hedging policy that covers employees, officers and directors of the Company. The policy provides that certain hedging transactions are prohibited by the Company’s employees, officers and directors, although the Company may permit a hedging transaction in limited circumstances, if prior approval is obtained for such transaction. No such approval has ever been sought or given. All executive officers and directors are in compliance with this policy.

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Committees of the Board

The Board has standing Audit, Compensation, Governance and Nominating committees, each of which has a written charter. Copies of the charter for each Board committee, as well as our Corporate Governance Guidelines, are available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. The following table depicts the chairperson of each committee, the membership of each of the Board’s committees and the Chairman of the Board:

	Audit Committee	Compensation Committee	Governance Committee	Nominating Committee
Steven R. Fischer
Michael L. Baur
Michael J. Grainger		C
John P. Reilly			C	C
Charles R. Whitchurch	C
Peter C. Browning

C — Chairperson	Member	Chairman of the Board

Audit Committee

The Audit Committee is currently composed of Chairman Whitchurch and Messrs. Fischer, Grainger, Reilly and Browning and is therefore comprised solely of independent directors. The functions of the Audit Committee include selecting the independent auditors, reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work, reviewing our financial statements and our internal accounting and auditing procedures and overseeing our internal audit function. None of our directors who are also executive officers may serve on the Audit Committee. The Audit Committee met six times during the fiscal year ended June 30, 2014. Each member of the Audit Committee meets the definition of independence for audit committee members as set forth in the NASDAQ listing standards. The Board has determined that all members of the Audit Committee meet the requirements of an “audit committee financial expert” as defined in SEC rules and regulations.

Compensation Committee

The Compensation Committee is currently composed of Chairman Grainger and Messrs. Fischer, Reilly, Whitchurch and Browning and is therefore comprised solely of independent directors. The functions of the Compensation Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for our Named Executive Officers, overseeing our equity-based plans, overseeing compensation risk assessment and considering such other matters as may from time to time be referred to the Compensation Committee by the Board. None of our directors who are also executive officers may serve on the Compensation Committee. The Compensation Committee met seven times during the fiscal year ended June 30, 2014. See “Executive Compensation — Compensation Discussion and Analysis” for a further discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation.

Governance Committee

The Governance Committee is currently composed of Chairman Reilly and Messrs. Grainger, Fischer, Whitchurch and Browning and is therefore comprised solely of independent directors. The functions of the Governance Committee include oversight and responsibility for implementation of the Company’s

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program for complying with the rules and regulations of the SEC and NASDAQ (in conjunction with the Audit Committee, where necessary or appropriate) as well as other NASDAQ rulemaking initiatives pertaining to corporate governance considerations. The Governance Committee held two committee meetings in the fiscal year ended June 30, 2014.

Nominating Committee

The Nominating Committee is currently composed of Chairman Reilly and Messrs. Fischer, Grainger, Whitchurch and Browning and is therefore comprised solely of independent directors. The functions of the Nominating Committee include oversight and responsibility for the recruitment and nomination of our directors from time to time including, but not limited to, the nomination of directors for election at each annual meeting of our shareholders. The Nominating Committee held three committee meetings during the fiscal year ended June 30, 2014.

Candidates for the Board

The Nominating Committee will identify and screen potential nominees for directors and recommend nominees to the Board. The Nominating Committee has not adopted specific objective requirements for service on the Board. Instead, the Nominating Committee will consider various factors in determining whether to recommend to the Board potential new Board members, or the continued service of existing members, including the nominee’s experience and skills and whether such skills or experience are particularly relevant to us; whether the nominee would be an independent director under NASDAQ listing standards and applicable law; and in the case of existing members, the nominee’s contributions as a member of the Board during his or her prior service. The Nominating Committee strives to nominate directors with a variety of complementary skills so that the Board, as a whole, will possess the appropriate talent, skills and expertise to oversee our business.

Communications with the Board

Our security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to our Corporate Secretary by mail in the care of the Corporate Secretary, John Ellsworth, at our principal executive offices, or by e-mail to john.ellsworth@scansource.com. All written communications will be compiled by the Corporate Secretary and promptly submitted to the individual directors being addressed or to the chair of the committee whose areas of responsibility include the specific topic addressed by such communication, or in all other cases, to the Chairman of the Board.

Code of Ethics

Our Code of Conduct applies to all of our executive officers, including our CEO and our Chief Financial Officer (“CFO”), directors and employees. We will provide a copy of the Code of Conduct upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Corporate Secretary. We have posted the Code of Conduct on the “Investors” page of our website, www.scansource.com, under the “Governance” tab.

We will post on our website, www.scansource.com under the “Governance” tab, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Conduct that apply to our CEO and our CFO, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code of Conduct to an appropriate person or

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persons identified in the Code of Conduct, or (v) accountability for adherence to the Code of Conduct. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were granted in fiscal 2014.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2014, Messrs. Fischer, Grainger, Reilly, Whitchurch and Browning served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during the fiscal year ended June 30, 2014, or at any time prior thereto. During the fiscal year ended June 30, 2014, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officers served on the compensation committee (or equivalent) or the board of directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

Certain Relationships and Related Party Transactions

The Audit Committee reviews all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. In addition, the charter of the Audit Committee requires the Audit Committee to review a summary of any director’s or officer’s related party transactions and potential conflicts of interest on a yearly basis. The charter also requires the Audit Committee to review our conflict of interest policy (which is part of our Code of Conduct) and compliance with that policy on an annual basis.

We are not aware of any related party transaction since the beginning of the last fiscal year required to be reported under our policy or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any independent director or any other person pursuant to which that independent director was selected as a director.

Recommendation of Board of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the Nominees previously listed in this Proxy Statement.

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PROPOSAL NUMBER 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

We are providing our shareholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “Say on Pay” proposal, considering approval of the compensation of our Named Executive Officers. The Company currently holds this non-binding advisory vote annually. Last year, 92% of our shareholders voting at our annual shareholder’s meeting approved the compensation of our 2013 Named Executive Officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Such discussion is found on pages 23 through 57 of this Proxy Statement.

Executive Compensation

The Compensation Committee has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the executive compensation regarding Named Executive Officer compensation, together with the accompanying narrative disclosure, illustrate the trends in compensation and application of our compensation philosophies and practices for the years presented. Highlights of our compensation program include the following:

•	Variable cash incentives are payable to Named Executive Officers to encourage the achievement of various pre-determined performance metrics, business growth opportunities, management goals and profitability of business units, all of which focus our Named Executive Officers on performance goals intended to enhance shareholder value.

•	Awards of long-term equity incentives, in the form of performance-based stock awards, stock options, restricted stock awards and restricted stock units, directly align the interests of our Named Executive Officers and shareholders.

•	Linking the personal financial interests of our Named Executive Officers to the Company’s long-term performance discourages excessive risk-taking and encourages behavior that supports sustainable shareholder value creation.

•	The Board’s adoption of new policies covering stock ownership and retention, incentive compensation recoupment, and pledging and hedging for executive officers mitigate risk in connection with our executive compensation program.

The Compensation Committee believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation, pays for performance and promotes an alignment between the interests of our Named Executive Officers and our shareholders. Accordingly, we are asking our shareholders at the Annual Meeting to vote “FOR” the non-binding advisory resolution approving the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussion.

Effect of Resolution

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board value the opinion of our shareholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

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Recommendation of Board of Directors

The Board of Directors also believes that our executive compensation program aligns our Named Executive Officers’ compensation with the long-term interests of our shareholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with shareholder interests and that have benefitted and will benefit the Company over time.

For the reasons stated above, we recommend a vote “FOR” the following advisory resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for our 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Named Executive Officer compensation tables and related narrative discussion, is hereby APPROVED.”

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PROPOSAL NUMBER 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, as independent auditor to make an examination of our accounts for the fiscal year ending June 30, 2015, which appointment has been ratified by the Board. See the “Audit Committee Report” below for more information. If the shareholders do not ratify this appointment, other independent registered public accounting firms will be considered by the Audit Committee. A representative of Grant Thornton is expected to be in attendance at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

During the 2014 fiscal year, the Audit Committee conducted a competitive process to select an audit firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014. As a result of this process and after careful deliberation, on January 3, 2014, the Audit Committee approved the engagement of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014, and thereby dismissed Ernst & Young LLP (“Ernst &Young”) from that role. The engagement of Grant Thornton became effective on January 6, 2014. The reports of Ernst & Young on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended June 30, 2013 and 2012, and the subsequent interim period through January 3, 2014, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in its reports for such fiscal years and interim period, or (ii) “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

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Principal Accountant Fees and Services

As reflected in the table below, we incurred fees in fiscal 2014 and 2013 for services performed by Grant Thornton and Ernst & Young related to such periods.

	Year Ended June 30, 2014(1)	Year Ended June 30, 2013(2)
Audit Fees	$1,211,372	$1,596,069
Audit-Related Fees	$4,000	$6,776
Tax Fees	$3,404	$89,399
All Other Fees	$—	$—
Total Fees	$1,218,776	$1,692,244

(1)	All fees for the fiscal year ended June 30, 2014 were owed to Grant Thornton.
(2)	All fees for the fiscal year ended June 30, 2013 were owed to Ernst & Young.

In the above table, in accordance with applicable SEC rules:

•	“Audit Fees” are fees billed by the independent auditors for professional services for the audit of the consolidated financial statements included in our Form 10-K, the audit of internal control over financial reporting and review of financial statements included in our Form 10-Q’s and services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;

•	“Audit-Related Fees” are fees for services performed during fiscal 2014 and 2013 by the independent auditors for due diligence services and their review of other SEC filings and communications; and

•	“Tax Fees” are fees for services performed during the respective years by the independent auditors for professional services related to certain foreign tax compliance, tax advice and tax planning.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by our independent auditor. All audit and permitted non-audit services performed in fiscal 2014 were pre-approved by the Audit Committee. The process for such pre-approval is typically as follows: Audit Committee pre-approval is sought at one of the Audit Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Audit Committee, to one or more members of the Audit Committee. None of the services described above were approved by the Audit Committee pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

The Audit Committee has reviewed the non-audit services provided by both Ernst & Young and Grant Thornton and has determined that the provision of such services is compatible with maintaining both auditors’ independence for the period of time during which each served as our independent auditor.

Recommendation of Board of Directors

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

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EXECUTIVE COMPENSATION

Executive Officers

The following sets forth certain information regarding our current executive officers who, together with our former Executive Vice President of Operations and Corporate Development, Andrea Meade, are our Named Executive Officers for the fiscal year ending June 30, 2014.

Name	Experience and Qualifications	Age
Michael L. Baur	Michael L. Baur has served as our CEO since January 2000 and as a director since December 1995. Mr. Baur has been employed with the Company since its inception in December 1992, and held the position of President from that point until June 2007.	57

Charles A. Mathis	Charles A. Mathis has served as our Senior Vice President and Chief Financial Officer since joining the Company in December 2012. Effective July 1, 2014, Mr. Mathis was appointed Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Mathis served as Chief Financial Officer of Force Protection, Inc. from 2008 to 2012. From 2006 to 2008 Mr. Mathis served as Chief Financial Officer of EFW, Inc.	53

John J. Ellsworth	John J. Ellsworth has served as our Vice President, General Counsel and Corporate Secretary since August 2008. Effective July 1, 2014, Mr. Ellsworth was appointed Executive Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Ellsworth served as Assistant General Counsel of One Price Clothing Stores, Inc. from 2000 to 2003 and as a judicial law clerk in 1999.	46

Gerald Lyons	Gerald Lyons has served as Senior Vice President of Finance and Principal Accounting Officer since July 2012, and served as our Vice President, Financial Business Systems from January 2010 to July 2012. Mr. Lyons joined the Company in April 2007 and also held the position of Vice President, Corporate Controller from April 2007 to January 2010. Prior to joining the Company, Mr. Lyons served as the Plant Controller, Global Group Controller and Plant Manager for Moen Incorporated.	51

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Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and practices for our Named Executive Officers. Our Named Executive Officers for fiscal 2014 were:

Name	Current Position
• Michael L. Baur	Chief Executive Officer

• Charles A. Mathis	Executive Vice President and Chief Financial Officer

• John J. Ellsworth	Executive Vice President, General Counsel & Corporate Secretary

• Gerald Lyons	Senior Vice President of Finance and Principal Accounting Officer

• Andrea Meade	former Executive Vice President of Operations & Corporate Development

Ms. Meade’s employment with the Company ended on November 19, 2013. She received certain severance benefits pursuant to her employment agreement with the Company and provided certain consulting services to the Company through May 31, 2014.

Executive Summary

Objectives of the Compensation Program

Our executive compensation program is designed to achieve the following three objectives:

Objective	Description
Pay-for-Performance	We emphasize performance-based compensation, which motivates executives and key employees to achieve strong financial, operational and individual performance in a manner that balances short-term and long-term results.

Retain Talented Leadership	We attract and retain talented Named Executive Officers and key employees by providing total compensation competitive with that of other executives and key employees of similarly sized companies, whether within or outside of our industry.

Align Interests of Executives with Shareholders	We encourage a long-term commitment to ScanSource and align the interests of executives with shareholders, by providing a significant portion of total compensation tied to performance, including both variable performance-based bonus structures and in the form of stock-based incentives and requiring a target level of stock ownership by our Chief Executive Officer.

Pay-for-Performance

The guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of executives and shareholders should be aligned. Our compensation program is designed to provide significant performance-based compensation which is variable based on our actual results and our executives’ performance, as compared to fixed or guaranteed compensation. The variable and equity-based components of our compensation program are designed to link our executives’ pay with our performance.

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As a result, a significant portion of our Named Executive Officers’ compensation is directly contingent on our operating results (operating income and ROIC) and growth in shareholder value. The below charts show the correlation between our CEO’s total compensation and our stock price since 2009.

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Align Interests of Named Executive Officers and Shareholders

In addition to our pay-for-performance program, the Compensation Committee has adopted a number of other compensation policies or best practices designed to align the interests of our Named Executive Officers and our shareholders. These include:

ScanSource Does	ScanSource Does Not

•    Tie a high ratio of the pay of our CEO and Named Executive Officers to corporate and individual performance goals. For example, approximately 73% of the total compensation opportunity for our CEO is variable performance compensation compared to 27% as guaranteed base salary.

•    Require significant stock ownership. We have adopted minimum ownership guidelines for our CEO. He is required to retain 50% of the net shares resulting from vesting of equity awards until he owns Company common stock in an amount equal to three times his base salary. Mr. Baur is currently in compliance with the Company’s stock ownership guidelines.

•    Mandate a claw-back policy tied to a compensation program. We maintain a “claw-back policy,” which would allow us to recover certain incentive compensation based on financial results in the event those results were restated due at least partially to the recipient’s fraud or misconduct.

•    Use an independent compensation consultant. During fiscal 2014, the Compensation Committee engaged two independent compensation consultants to report directly to the Compensation

•    Permit pledging of our securities by our Named Executive Officers. We have a policy that prohibits officers and directors from pledging Company securities in margin accounts or as collateral for a loan. All officers and directors are in compliance with this policy.

•    Permit hedging of our securities by our Named Executive Officers without pre-clearance from the Company’s General Counsel. We have a policy that prohibits employees (including the Named Executive Officers) from trading in options, warrants, puts and calls or similar instruments in connection with our securities, or selling our securities “short.” Since the inception of the policy, no requests for pre-clearance to allow any such hedging transactions have been made or granted.

•    Provide automatic cash severance benefits upon a change in control. Our Employment Agreements for our Named Executive Officers provide cash severance only upon a “double trigger,” meaning that change in control severance benefits are payable only if our Named Executive Officers incur a qualifying termination of employment (i.e., a voluntary termination for “good reason” or an involuntary termination without “cause”) and

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ScanSource Does	ScanSource Does Not
Committee as its independent compensation consultant. The consultants are instructed to provide completely independent advice to the Compensation Committee and do not provide any material services to ScanSource other than at the direction of the Compensation Committee.

the termination occurs in connection with a change in control of the Company.

•     Provide Golden Parachute Tax Gross-Ups. We do not provide excise tax gross-ups for severance benefits received by our Named Executive Officers under their employment agreements.

Retain Talented Leadership

We operate in a marketplace characterized by significant competition for talented executives. Continuity of personnel is a critical success factor to our business. Our executive compensation program is designed to enable us to attract, motivate, reward and retain the management talent necessary to achieve both long-term and short-term corporate objectives and enhance shareholder value. We also aim to establish executive compensation levels that correlate directly to the Named Executive Officer’s level of responsibility, with the compensation of our Named Executive Officers being tied both to our performance as a whole and to individual performance. To do this effectively, our philosophy is that our compensation program must provide our Named Executive Officers with a total compensation package that is reasonable in relation to our performance, and sufficiently competitive with the packages offered by competitors of similar size in our industry.

Material Elements of Our Compensation Programs

The Compensation Committee strives to provide our Named Executive Officers with a compensation package that balances short term and long term compensation. We believe that our current executive compensation program, consisting of a mix of base salary, annual performance-based incentive awards paid in cash and both performance-based and annual grants of equity (i) provide a predictable and transparent structure for executive compensation, (ii) provide a significant percentage of a Named Executive Officer’s compensation through variable performance-based vehicles, and (iii) attract, retain and motivate our Named Executive Officers.

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In determining the compensation of our Named Executive Officers, the Compensation Committee uses the following specific compensation elements, which it believes support our compensation objectives outlined below.

Compensation Objectives
Compensation Element	Description	Reward Performance	Attract and Retain	Align with Shareholders
Base Salary	• Fixed level of compensation		√
Annual Variable Cash Incentive Awards	• Performance-based cash incentives rewards Company and individual performance	√	√	√
Time-Vesting Restricted Stock or Restricted Stock Units	• Long-term equity award, with three-year vesting		√	√
Performance-Vesting Restricted Stock	• Rewards Company performance; new awards with three-year vesting	√	√	√
Stock Options	• Rewards Company performance above a threshold. For example our CEO’s sole annual equity award is in stock options	√	√	√
Health, Welfare & Retirement Plans	• 401(k) Savings Plan		√
	• Employee Stock Purchase Plan		√	√
	• Deferred Compensation Plan		√
Stock Ownership Guidelines, Anti-Hedging Policy, Anti-Pledging Policy and Claw-Back Policy	• Compensation risk mitigators			√

The Compensation Committee determines the amounts of each element and the aggregate compensation for our Named Executive Officers, without using any specific formula or attempt to satisfy any specific ratio for compensation among our Named Executive Officers; however, the differences in the aggregate compensation between our CEO and our other Named Executive Officers reflect the individual responsibilities with respect to their respective positions, experience in the applicable role, and experience in the wholesale distribution industry.

The Compensation Committee regularly reviews benchmarking and market surveys and other information furnished by its compensation consultants in order to ensure that our compensation is competitive with that of our peers.

The Compensation Committee views the components of compensation as related, but distinct, and therefore regularly reevaluates the appropriate mix of elements, including the appropriate targets for incentive awards. The Compensation Committee also relies on the independent expertise compiled from the general knowledge, experience and good judgment of its members, both with regard to competitive compensation levels and the relative success that our Company has achieved, as well as information provided by the Compensation Committee’s compensation consultants.

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Base Salary

Base salary generally provides a fixed base level of compensation for our executives for the services they render during the year. The purpose of base salary is to compensate our Named Executive Officers in light of their respective roles and responsibilities over time. Base salary is essential to allow us to compete in the employment marketplace for talent and is an important component of total compensation for the Named Executive Officers. It is vital to our goal of recruiting and retaining Named Executive Officers with proven abilities. A Named Executive Officer’s base salary is set in accordance with the terms of his or her employment agreement and is reviewed each year during the term of such agreement. Increases, if any, to base salary are founded generally upon a subjective assessment of overall individual performance, market trends and our performance. In evaluating our performance, the primary consideration is our financial performance for the relevant annual period, with a focus on return on invested capital (“ROIC”) and operating income, each of which aligns executive and shareholder interests and is considered to have a strong correlation with shareholder value creation.

Annual Variable Performance-Based Cash Incentive Awards

Annual variable performance-based cash incentive awards are designed to encourage the achievement of various pre-determined Company financial and operating performance goals. Operating income and ROIC are the primary measurements of performance for cash incentive awards because of our belief that each such measurement has a strong correlation with shareholder value. Operating income is the amount reflected in the line item identified as “operating income” on the Company’s audited and unaudited consolidated financial statements. ROIC assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance. We believe the calculation of ROIC provides useful information to our shareholders and is an additional relevant comparison of our performance during the year. We calculate ROIC as earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) divided by invested capital. Invested capital is defined as average equity plus average daily funded interest-bearing debt for the period. The Compensation Committee has the discretion to make adjustments to operating income and ROIC for extraordinary one-time events.

Annual Performance-Based Equity Award

The Compensation Committee annually grants equity (restricted stock, restricted stock units or stock options) to our Named Executive Officers, since it believes this element of our compensation program provides our Named Executive Officers with the opportunity to develop a significant ownership stake in the Company and directly aligns their interests with the long-term interests of our shareholders. In addition, equity awards serve as a retention vehicle for the Named Executive Officers because they typically vest over three years and are forfeited if not vested upon termination of employment. The Committee has focused the use of stock options for our CEO to strengthen both pay-for-performance and shareholder alignment.

In approving long-term equity incentives, the Compensation Committee focuses on the Company’s overall performance, the value of the proposed award, the amount and value of awards granted in prior years, and the overall compensation package of the Named Executive Officer with the ultimate goal of aligning the interests of the executives with the Company’s shareholders’ interests and motivating and retaining critical leadership through the use of equity. The Compensation Committee also believes that linking the personal financial interests of our Named Executive Officers to the Company’s long-term performance discourages excessive risk taking and supports sustainable shareholder value creation.

While annual equity awards are generally granted at the December meeting of the Compensation Committee, equity awards are made by the Compensation Committee from time to time to incentivize certain performance and to provide additional retention value or for other reasons at any of our Compensation Committee meetings during the year. See “— Long-Term Equity Incentives” on page 37.

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The Compensation Committee’s policy is to set the exercise price of stock option awards by using the closing price of our stock on the date of the grant. The Compensation Committee determines the number of shares of a value-based restricted stock award by using an average of the closing price of the Company’s stock for a 45-day period prior to the date of grant. We do not coordinate the grant of awards with the release of earnings for any purpose, including the purpose of affecting the value of executive compensation.

Process for Determining Named Executive Officer Compensation in Fiscal 2014

Role of the Compensation Committee

The Compensation Committee is composed of all non-employee directors who meet the standard for independence under NASDAQ rules and are responsible for reviewing, approving, and monitoring compensation policies and programs that are consistent with the Company’s business strategy and aligned with shareholders’ interests. Specifically, the Compensation Committee is responsible for:

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and other Named Executive Officers;

•	negotiating the employment agreement of the CEO;

•	reviewing and approving the employment contracts of all other Named Executive Officers;

•	reviewing and approving annual incentive awards to Named Executive Officers; and

•	reviewing and approving equity-based compensation plans and grants of awards under such plans and the Board approved policies or guidelines applicable to them.

The Compensation Committee meets several times a year to review and approve new and existing executive compensation programs and, if necessary, recommend approval to the Board of Directors.

Role of Management

The Compensation Committee regularly meets with the CEO to receive reports and recommendations regarding the compensation of our Named Executive Officers other than the CEO. In particular, the CEO recommends to the Compensation Committee annual base salaries, annual incentive awards and long-term or performance equity grants for the Named Executive Officers other than himself. The Compensation Committee then evaluates each Named Executive Officer, sets performance criteria for annual cash incentive awards, and makes long-term equity grants, if any. As part of its evaluation process, the Compensation Committee considers the Company’s performance and consistency, the Named Executive Officer’s individual performance over the prior year, changes in responsibilities, and future potential as well as data available from compensation surveys and compensation consultants. Although the Compensation Committee considers the CEO’s recommendations, the final decisions regarding base salary, annual incentive awards and equity awards are made by the Compensation Committee.

Role of the Compensation Consultant

For the past several years, the Compensation Committee has utilized an independent expert compensation professional. During fiscal 2014, this consultant moved from one compensation advisory firm, Pearl Meyer & Partners (“Pearl Meyer”), to another, Towers Watson. As a result of this consultant’s change in employment, the Compensation Committee retained both Pearl Meyer and Towers Watson to advise it in connection with certain executive compensation matters during fiscal 2014.

Pearl Meyer worked with the Compensation Committee to create a new cash incentive design and program for the Named Executive Officers for fiscal 2014 to align the Company’s annual cash incentive opportunity with the Company’s new management structure effective July 1, 2013. In connection with

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such engagement, Pearl Meyer provided market data, historical compensation information, competitive practice information and recommendations regarding appropriate compensation trends and strategy with respect to annual cash incentive awards.

Pearl Meyer provided the Compensation Committee with information on annual cash incentive design for peer companies, including the primary financial performance measures for executive officers of certain technology distribution companies. Such companies consisted of Ingram Micro, Tech Data, Avnet, Arrow Electronics, SYNNEX, Anixter International, Insight Enterprises, PC Connection, PC Mall and Agilysys.

In March 2014, the Compensation Committee retained Towers Watson in connection with the evaluation of current Named Executive Officer compensation packages in preparation of new employment agreements for each Named Executive Officer that were effective July 1, 2014. Towers Watson also assisted the Compensation Committee with information regarding stock ownership guidelines and policies and information on such policies adopted by the Company’s peers. See “— Process for Determining Named Executive Officer Compensation in fiscal 2015” on page 40.

During fiscal 2014, Pearl Meyer did not provide services to the Company other than those provided to the Compensation Committee. Towers Watson had no other material engagement with the Company. The Compensation Committee reviewed all factors relevant to the independence of both Pearl Meyer and Towers Watson, including:

•	The provision of services to the Company by each consultant other than those requested by the Compensation Committee;

•	The amount of fees received by each consultant as a percentage of each consultant’s total revenue;

•	The policies and procedures adopted by each consultant that are designed to prevent conflicts of interest;

•	Any business or personal relationship between a consultant and a member of the Compensation Committee;

•	Any stock of the Company owned by a consultant; and

•	Any business or personal relationship between a consultant and an executive officer of the Company.

As a result of such evaluation, and a certification from each of Pearl Meyer and Towers Watson regarding its consultant’s independence, the Compensation Committee determined that both Pearl Meyers and Towers Watson are independent.

Determining Named Executive Officer Compensation in Fiscal 2014

Summary

Our executive compensation program emphasizes performance-based pay. The Company’s financial performance during fiscal 2014 is reflected in the compensation of each of our Named Executive Officers for fiscal 2014, particularly with respect to payouts pursuant to our annual cash incentive program. Our cash incentive opportunity is designed such that if our financial results, as measured by operating income and ROIC, reflect an increase in the financial performance of the Company, our executives should realize a greater impact on their cash incentive opportunity. Under the new cash incentive opportunity for our Named Executive Officers for fiscal 2014, awards are based on operating income targets but may be adjusted upward or downward based on ROIC for the year. In addition, individual performance is also taken into account by the Compensation Committee and an award may

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be increased if an executive exceeds expectations. The award may also be reduced or eliminated completely by the Compensation Committee if an executive does not meet performance expectations of the Compensation Committee. Awards are also capped at 200% of the executive’s target bonus regardless of our financial performance.

For fiscal 2014, based on (i) our financial performance, (ii) the Compensation Committee’s pre-established operating income and ROIC target goals for the cash incentive opportunity, and (iii) the individual performance of each Named Executive Officer, the cash incentives paid to our Named Executive Officers were greater than the amounts received for fiscal 2013. Specifically, the Company’s performance improved in fiscal 2014, and correspondingly our CEO had an increase of $863,955 in his cash incentive compensation for fiscal 2014. We believe these results are appropriately aligned with the Company’s fiscal 2014 financial performance, and the impact on shareholder value.

In addition, the total compensation of our CEO has increased or decreased during the fiscal years ending June 30, 2011, 2012, 2013 and 2014 as ROIC and our total shareholder return has increased or decreased. We believe this positive correlation between shareholder return and pay appropriately motivates and rewards our CEO and is beneficial to our shareholders.

In addition, we believe that it is important to link each of our Named Executive Officers’ compensation and personal financial interests with long-term shareholder value creation. Accordingly, 36.6% of our CEO’s total compensation for fiscal 2014, and 25.6% of the total compensation of all other Named Executive Officers (other than Ms. Meade whose employment with the Company ended in November 2013), was in the form of long-term equity incentives.

Greater detail regarding the compensation of our Named Executive Officers can be found within the 2014 Summary Compensation Table located within this proxy statement.

Employment Agreements

We have determined that our Company’s and our shareholders’ interests are best served by entering into three-year employment agreements with our Named Executive Officers. Such agreements are the result of arm’s length negotiations between the CEO and the Compensation Committee and other Named Executive Officers and the Company and all such agreements are approved by the Compensation Committee. We believe that such three-year employment arrangements benefit us and our shareholders by permitting us to attract and retain Named Executive Officers with demonstrated leadership abilities and to secure the services of such Named Executive Officers over an extended period of time. In addition, three-year employment agreements align executive interests with the long-term interests of the Company and serve our recruitment and retention goals by providing executive officers with security based on the knowledge of how they will be compensated over the term of the agreement, while at the same time providing the Company with significant protections regarding non-competition, non-solicitation of business and employees, and confidential business information.

Each of our Named Executive Officers were parties to employment agreements during fiscal 2014 which set forth their base salary, as increased from time to time as described below, and their annual cash incentive opportunity. In June 2014, the Compensation Committee approved new three-year employment agreements effective July 1, 2014 for each of Messrs. Baur, Mathis, Ellsworth and Lyons. See “— Process for Determining Named Executive Officer Compensation in Fiscal 2015” on page 40.

Base Salary

The initial base salary for each Named Executive Officer is established in the Named Executive Officer’s employment agreement. Base salary was initially determined for each Named Executive officer based on the abilities, qualifications, accomplishments, and prior work experience of the Named Executive Officer, as well as the market compensation comparable for the position. Base salary in a renewal agreement is determined based on the same criteria, but also on how the Named Executive Officer performed under his previously existing agreement and on the length of the Name Executive Officer’s tenure with the Company.

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While base salary is generally fixed during the term of a Named Executive Officer’s employment agreement, upward adjustments may be considered by the Compensation Committee on a discretionary basis. In deciding whether to make a discretionary increase to a Named Executive Officer’s compensation, the Compensation Committee considers the consistency of the Named Executive Officer’s individual performance over the prior year, changes in the Named Executive Officer’s responsibilities, and the Named Executive Officer’s future potential. The Compensation Committee considers data available from benchmarking studies obtained from a range of industry and general market sources, as well as information provided by its compensation consultants, including comparisons of peer companies comprised of other participants in the industry and other similar companies based on size and other objective factors.

All Named Executive Officer employment agreements require an annual review of base salary by the Compensation Committee, which in its discretion may provide for a base salary increase. In evaluating our performance, the primary focus is upon financial performance for the relevant annual period, measured generally by operating income and ROIC. Base salaries for the Named Executive Officers for fiscal 2014 were determined by the Compensation Committee in September 2013 as follows:

Named Executive Officer	Base Salary
Mr. Baur	$800,000
Mr. Mathis	$325,000
Mr. Ellsworth	$275,000
Mr. Lyons	$250,000
Ms. Meade	$270,800

Messrs. Baur and Lyons did not receive an increase in their base salaries for fiscal 2014. Messrs. Mathis and Ellsworth both received an increase in their base salary. The Compensation Committee made these adjustments based on a review of market compensation data.

In determining whether to increase base salaries and the amount of any such increase, the Compensation Committee considered the new management structure in effect for fiscal 2014, and the new and expanded roles and responsibilities of the Named Executive Officers. In addition, the Compensation Committee considered information from independent sources on market data for base salaries for like positions in peer companies. As a result of these considerations, Mr. Lyons’ salary remained unchanged and the Compensation Committee increased the base salaries for Messrs. Baur, Mathis and Ellsworth on July 1, 2014 as follows:

Named Executive Officer	Base Salary (Fiscal 2015)
Mr. Baur	$850,000
Mr. Mathis	$380,000
Mr. Ellsworth	$350,000

See “— Process for Determining Named Executive Officer Compensation in fiscal 2015” on page 40.

Annual Performance-Based Cash Incentives

Performance-based cash incentives are intended to motivate and reward our Named Executive Officers for performance in achieving our business objectives based upon annual attainment of both operating income and ROIC targets.

The Compensation Committee with the assistance of Pearl Meyer created a new cash incentive design for the Named Executive Officers for fiscal 2014. The new structure was created to align the Company’s annual cash incentive opportunity with the new Company management structure based on technology segments effective July 1, 2013. The design provides that each Name Executive Officer’s cash incentive

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opportunity will be expressed as a percentage of his or her base salary and earned based on operating income results as compared to pre-established threshold and stretch goals. In addition, the cash incentive may be modified by ROIC results. Individual performance results are also factored into the cash incentive opportunity. For example, if an executive performs significantly below expectations, he or she will not earn a bonus regardless of our financial performance. If Company meets the targets set and the executive exceeds expectations, he or she will be entitled to an additional cash bonus up to 20% of the bonus earned based on operating income as modified by ROIC. The maximum incentive award for any Named Executive Officer is 200% of his target bonus.

Annual performance-based cash incentives were set based on an analysis of market data and assessing the experience of the respective individual and their respective role.

In connection with the implementation of the new management structure effective July 1, 2013 and the new Named Executive Officer cash incentive opportunity design, Mr. Baur voluntarily agreed to forego, for fiscal 2014, a portion of the incentive compensation, to which he would otherwise be entitled under his existing employment agreement, for the more limited cash incentive opportunity under the new program, with an award opportunity equal to 150% of his base salary and subject to a cap of 200% of his target bonus.

Mr. Ellsworth’s employment agreement was amended to provide that the annual cash incentive opportunity of his compensation was to be paid in such amounts as determined by the Compensation Committee, with input from the CEO, based upon Mr. Ellsworth’s performance and attainment of management and performance goals established by the CEO and approved by the Compensation Committee. For fiscal 2014, Mr. Ellsworth had a target bonus opportunity of 45% of his base salary with a maximum amount equal to 200% of his target bonus.

Mr. Mathis’ employment agreement was amended to provide that the variable portion of his compensation will be an amount determined by the Compensation Committee, with input from the CEO based on performance and management goals established by the CEO and approved by the Compensation Committee with a target amount equal to 50% of his base salary with a maximum amount equal to 200% of his target bonus.

For the fiscal year ended June 30, 2014, the cash incentives were paid to our Named Executive Officers in accordance with our new annual cash incentive program. For fiscal 2014, the Compensation Committee established an operating income target of $104,500,000. The Company’s operating income was $121,786,000 for fiscal 2014. In calculating the cash incentives, however, the Compensation Committee used an adjusted operating income of $108,607,000 which excludes the positive impact on operating income of a litigation recovery of $15.5 million as well as excluding the change in fair value of contingent consideration.

Under the cash incentive program, for the Named Executive Officers for fiscal 2014, awards may be modified by ROIC results as follows:

	Operating Income (% of Target/Budget)
ROIC	Below 80%	80%	85%	90%	95%	100%	105%	110%	115%
Below 10%	0%	0%	0%	0%	0%	0%	0%	0%	0%
10% to 12.99%	0%	40%	50%	60%	70%	80%	93%	107%	120%
13% to 14.99%	0%	45%	56%	68%	79%	90%	105%	120%	135%
15% to 16.99%	0%	50%	63%	75%	88%	100%	117%	133%	150%
17% to 19.99%	0%	55%	69%	83%	96%	110%	128%	147%	165%
Over 20%	0%	60%	75%	90%	105%	120%	140%	160%	180%

OI results between standards result in bonus calculation by straight-line interpolation

Table does not include potential individual modifier

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ROIC	Award Modification
10% or less	No award
10% – 12.99%	Award reduced by 20%
13% – 14.99%	Award reduced by 10%
15% – 16.99%	Award unchanged
17% – 19.9%	Award increased by 10%
20% or more	Award increased by 20%

The Company’s ROIC for fiscal 2014 was 15.4% as adjusted to exclude the positive impact on ROIC of a litigation recovery of $15.5 million as well as excluding the change in fair value of contingent consideration. As a result, ROIC did not modify the amount of the cash incentive awards for the Named Executive Officers.

The Compensation Committee also has the discretion to modify or eliminate an individual executive’s cash incentive award based on the executive’s job performance as follows:

Individual Performance	Award Modification
Significantly below expectations	No award
Below expectations	Award reduced by up to 20%
Meets expectations	Award unchanged
Exceeds expectations	Award increased by up to 20%

The Compensation Committee modified the individual variable based incentive awards for fiscal 2014 for Messrs. Mathis, Lyons and Ellsworth by awarding 10% of each such executive’s target bonus for fiscal 2014, in recognition of their exceeding fiscal 2014 expectations, particularly their involvement in the engagement and rollout of SAP in connection with the Company’s ERP project, as well as their key roles in corporate development during fiscal 2014, including leading acquisition activity in both Brazil and Europe.

In June 2014, in recognition of the significant legal recovery of $15.5 million achieved by the Company, the Compensation Committee awarded a special one-time cash bonus to Mr. Ellsworth of $100,000, and an equity award of $75,000 for extraordinary performance. Because Mr. Ellsworth’s equity award was granted during a closed trading window, in keeping with the Company’s Equity Award Grant Policy, the grant did not become effective until the next open trading window date, in August, 2014. As such, Mr. Ellsworth’s equity award is not listed on the compensation tables for this fiscal year, but will be included in next year’s tables. The Compensation Committee also approved a cash bonus to Ms. Meade and Mr. Lyons in the amount of $60,000 and $15,000, respectively. These performance recognition bonuses were awarded to Mr. Ellsworth, Ms. Meade and Mr. Lyons in connection with what the Compensation Committee determined was exceptional performance by such officers’ respective roles in the Company’s legal recovery of $15.5 million in fiscal 2014 related to its ERP project.

The cash incentives to our Named Executive Officers under the performance-based cash incentive program for fiscal 2014 aggregated to $1,871,149 or approximately 1.72% of operating income (as adjusted to exclude the impact of a $15.5 million legal recovery and excluding the change in fair value of contingent consideration). The specific calculations, target and cash awards for each Named Executive Officer for fiscal 2014 are detailed below.

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Michael L. Baur	Calculation
Base Pay	$800,000
Variable Factor	1.5%
Bonus Target	$1,200,000
Bonus Maximum	$2,400,000
% of Bonus Target	113.36%
Amount of Cash Incentive	$1,360,350

Charles A. Mathis	Calculation
Base Pay	$325,000
Variable Factor	50%
Bonus Target	$162,500
Bonus Maximum	$325,000
% of Bonus Target	113.36%
Amount of Cash Incentive	$184,214
Additional Amount under MIP	$16,250
Total Awarded	$200,464

John J. Ellsworth	Calculation
Base Pay	$275,000
Variable Factor	45%
Bonus Target	$123,750
Bonus Maximum	$247,500
% of Bonus Target	113.36%
Amount of Cash Incentive	$140,286
Additional Amount under MIP	$12,375
Total Awarded	$152,661

Gerald Lyons	Calculation
Base Pay	$250,000
Variable Factor	20%
Bonus Target	$50,000
Bonus Maximum	$100,000
% of Bonus Target	113.36%
Amount of Cash Incentive	$56,681
Additional Amount under MIP	$5,000
Total Awarded	$61,681

Andrea Meade	Calculation
Base Pay	$270,800
Variable Factor	75%
Bonus Target	$203,100
Bonus Maximum	$406,200
% of Bonus Target	113.36%
Amount of Cash Incentive	$95,993 (1)

(1)	Ms. Meade’s cash incentive payment was pro-rated based upon a termination date of November 29, 2013.

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Long-Term Equity Incentives

General Overview

Equity awards are a significant component of our Named Executive Officer compensation. We grant equity awards, currently in the form of stock options, restricted stock awards and/or restricted stock units and performance-based restricted stock-based units or awards, to promote the success and enhance the value of the Company by providing participants with an incentive for outstanding performance. Equity awards are granted under our 2013 Plan, which is designed to align the interests of participants, including our Named Executive Officers, with those of the shareholders by linking a portion of their compensation directly to increases in shareholder value. Equity-based awards also provide the Company with the flexibility to motivate, attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of our operation is largely dependent. We believe that equity awards provide long-term incentives to our Named Executive Officers because they tie the Named Executive Officers’ financial interests to those of our shareholders.

We maintain a formal Equity Award Grant Policy whereby equity awards to employees are made by, or with the oversight of, the Compensation Committee, and equity awards to directors are made by, or with the oversight of, the Board. Under the policy, the Compensation Committee has delegated limited authority to our CEO to make awards to newly-hired or newly-promoted employees who are not officers or directors under Section 16(a) of the Exchange Act or “covered employees” under Code Section 162(m), subject to individual grant limits of either (but not both) options or stock appreciation rights (or similar awards) for up to 40,000 shares, or restricted awards or restricted stock units (or similar awards) for up to 15,000 shares. The Compensation Committee must approve other equity awards to employees, including grants to officers under Section 16(a) of the Exchange Act and to “covered employees” under Code Section 162(m), and either the Board or the Compensation Committee must approve equity grants in connection with a merger, acquisition or similar transaction. Under the policy, our Worldwide Vice President of Human Resources and Principal Accounting officer oversee the documentation of and accounting for equity award grants.

The Compensation Committee historically has granted annual service-based equity awards to employees based on merit and which typically vest over a three-year period, provided that the grantee remains employed with the Company through each vesting date. The grant date for annual equity awards is typically the date following the annual shareholders meeting, provided that such grants must be made during an open “window” for stock transactions (under our insider trading compliance program). In the event that the scheduled annual grant date following the annual shareholders meeting does not occur during an open window with respect to the participant, the annual grant for such participant will occur at the next Compensation Committee meeting that occurs during an open window. The annual grant date for Named Executive Officers is the same as the annual grant date for other employees.

In addition to the annual service-based equity awards discussed above, the Compensation Committee, from time to time, also grants to certain of our Named Executive Officers additional performance-based restricted stock awards and/or restricted stock units that contain both performance and service vesting conditions over a multi-year period. These combined performance- and service-based awards are discussed in greater detail below.

The Compensation Committee also may meet throughout the year as often as required, to make special grants of equity awards in the case of the hiring or promotion of persons who are Section 16 officers or Code Section 162(m) “covered employees” or other eligible persons, or in other situations not involving annual grants. The grant date for non-annual grants approved by the Compensation Committee is the date of the Compensation Committee meeting at which such grants are approved, provided that the meeting occurs during an open window, except in the case of newly hired or newly promoted officers or employees, in which case the grant date is the fifth trading day of the next month (or, if the window is

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closed on that date, the first succeeding trading day when the window is open). New hire or promotion grants made by the CEO also occur on the fifth trading date of the month following hire and CEO approval of the grant, provided that the window is open on such date (or, if the window is not open on such date, on the first succeeding trading day when the window is open). In any event, all equity awards must be made during an open window with respect to such person.

The number of shares subject to service-based stock options or restricted stock awards or restricted stock units granted by the Compensation Committee to our executives in a given year is based on, among other things, overall Company performance, the number of shares available for awards under the 2013 Plan or successor plan, the value of the proposed award, the amount of options and/or shares of restricted stock or restricted stock units awarded in prior years, total compensation, and consideration of the competitive market practice by respective position level and experience with the ultimate purpose of motivating, rewarding and retaining Named Executive Officers while maintaining efficient use of equity and preserving shareholder value.

The exercise price of all stock options granted by the Compensation Committee, including grants by our CEO pursuant to delegated authority, cannot be less than 100% of the fair market value (as determined under the applicable stock plan) of the common stock on the date of the grant. Stock options generally are subject to a three-year vesting schedule and a ten-year term. Restricted stock awards and restricted stock units that are not performance-based generally are subject to a three-year vesting schedule. In addition, vesting of such awards accelerates on a change of control followed by termination in certain instances. In certain circumstances, the option term may be reduced due to termination of employment, death or disability of a participant.

The Compensation Committee will continue to consider the use of stock options, restricted stock awards and restricted stock units for future grants to all Named Executive Officers.

Service-Based Equity Awards

Long-term equity incentives were awarded to our Named Executive Officers (other than to Ms. Meade whose employment with the Company ceased in November 2013) during fiscal 2014, as provided below. Each of the following equity awards vests and becomes exercisable in one-third increments on the anniversary of the grant date over three years, subject to the continued employment of the Named Executive Officer on the applicable vesting date.

Named Executive Officer	Form of Equity Incentive Award	Amount of Shares Subject to Award
Mr. Baur	Stock Option	115,356
Mr. Mathis	Restricted Stock Unit	5,368
Mr. Ellsworth	Restricted Stock Unit	4,026
Mr. Lyons	Restricted Stock Unit	3,275
Ms. Meade	—	—

The Compensation Committee has historically granted stock options to Mr. Baur rather than restricted stock awards or restricted stock units as his annual service-based awards. The Compensation Committee believes that the CEO’s equity award should be solely aligned with shareholder return, given the nature of this position and the role of equity in the total compensation for the CEO compared to the role of equity for the other NEOs.

Performance- and Service-Based Equity Awards

To further strengthen the performance objectives of our long-term equity incentives, the Compensation Committee considers including performance- and service-based restricted stock awards and restricted stock units as a part of long-term incentives for Named Executive Officers. Historically, these performance-based awards were generally staggered, resulting in new performance-based awards each year with multi-year goals.

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In May 2012, the Compensation Committee granted a performance- and service-based restricted stock unit award to Mr. Ellsworth for 1,563 shares of our common stock. The award was subject to both performance- and service-based requirements. The award agreement provides for vesting in two tranches with the final 50% tranche deemed vested and earned if Mr. Ellsworth has been continuously employed by the Company through June 30, 2014, and the Company’s operating income for the fiscal year ended June 30, 2014, equals or exceeds $121,627,000. The Company’s operating income for fiscal year ended June 30, 2014 was $121,786,000. In addition, in June of 2014 the Compensation Committee granted Mr. Ellsworth a discretionary equity bonus award with a value of $75,000 in recognition of what the Compensation Committee determined was exceptional performance with respect to his role in the Company’s $15.5 million legal recovery related to the Company’s ERP project.

In connection with this award, the Compensation Committee retained the right, in its sole discretion, to reduce the number of shares of common stock deemed earned and vested. Such negative discretion of the Compensation Committee is limited to 50% of the number of shares subject to a particular tranche. The Compensation Committee reviewed whether such reduction would be appropriate based on the Compensation Committee’s evaluation of Mr. Ellsworth’s job performance in certain designated areas. The Compensation Committee met in August 2014 and determined that the performance criteria set forth in the May 2012 award agreement for Mr. Ellsworth with respect to the operating income for fiscal 2014 was met. In addition, the Compensation Committee reviewed Mr. Ellsworth’s job performance and did not reduce the number of shares subject to this tranche. As a result, all 782 shares vested.

In connection with the new employment agreement for each of Messrs. Mathis, Ellsworth and Lyons effective July 1, 2014, the Compensation Committee granted each such executive three-year performance-and service-based restricted stock units. The award for each grantee is split into three one-year performance periods, matching up with the Company’s fiscal year. The performance criterion for each executive is subject to performance, service and other terms and conditions established by the Compensation Committee (including discretion of the Compensation Committee as to the extent, if any, to which the award is earned). Mr. Mathis’ grant is valued at $300,000 ($100,000 per year). Mr. Ellsworth’s grant is valued at $150,000 ($50,000 per year). Mr. Lyons’ grant is valued at $75,000 ($25,000 per year). No stock units will vest, if at all, until June 30, 2017 and the grantee must be employed by the Company on that date in order to receive any restricted stock units under these awards. The Compensation Committee determined that such 3 year cliff vesting further enhanced the retention of key executives.

Perquisites

The Company does not provide perquisites to its Named Executive Officers. Instead, the Company provides its Named Executive Officers with benefits that are provided to all other full-time employees on the same basis as all other full-time employees.

Health and Insurance Plans

Our Named Executive Officers are entitled to participate in our health, vision, dental, paid time off, life, disability and employee stock purchase plans to the same degree that our other employees are entitled to participate. In addition, our Named Executive Officers participate in a supplemental long-term disability plan and are entitled to receive $1 million in term life insurance.

Deferred Compensation Plan

We maintain a deferred compensation plan pursuant to which Named Executive Officers may defer a portion of their annual compensation. Participants’ funds are invested among various funds designated by the plan administrator (and currently may not be invested in our common stock). We may make matching contributions that vest over a five-year period. Participants become fully vested in any

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matching contributions upon a change in control of the Company and upon their death, disability, or after attaining age 55 with at least ten years of service. We maintain a deferred compensation plan to provide a competitive benefit and to facilitate adequate savings for retirement on a tax efficient basis for our Named Executive Officers.

Retirement Benefits

The Named Executive Officers are eligible to participate in our 401(k) Plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees at all levels save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at Internal Revenue Code annual limits.

Participants in our 401(k) plan are also eligible for any annual discretionary profit sharing contributions authorized by the Compensation Committee. These contributions vest over a five-year period. For fiscal 2014, the Compensation Committee authorized discretionary profit sharing contributions to the 401(k) plan for all of our employees, including our Named Executive Officers. The amount allocated is calculated as a percentage of eligible cash compensation up to $255,000. The amount allocated to each Named Executive Officer for fiscal 2014 was the same percentage as for all of our employees, but the amount allocated was capped at $23,104. See “Summary Compensation Table — All Other Compensation” on page 48 for the amounts received by our Named Executive Officers.

Employee Stock Purchase Plan

The Named Executive Officers are eligible to participate in our Employee Stock Purchase Plan (“ESPP”), which is a Company-wide employee stock purchase plan under Section 423 of the Internal Revenue Code. The intent of the ESPP is to assist our employees in acquiring a stock ownership interest in the Company.

Process for Determining Named Executive Officer Compensation in Fiscal 2015

In the spring of 2014, the Compensation Committee worked with Towers Watson to provide updated market compensation references and information for the Named Executive Officers in connection with the preparation of new three-year employment agreements for each Named Executive Officer. Towers Watson provided the Compensation Committee with general market surveys and other information related to the general market for executive compensation. In addition, Towers Watson provided information derived from proxy statements from peer companies that included publicly traded technology distributors and other technology industry companies with similar revenues. The peer companies included the following:

SYNNEX Corp.	Anixter International	Sanmina Corp.
Insight Enterprises	Lexmark International	Benchmark Electronics
Vishay Intertechnology	Plexus Corp.	Itron, Inc.
PC Connection	Logitech International	Cienna Corp.
Beldin, Inc.	PCM, Inc.	Aris Enterprises

The Compensation Committee reviewed compensation information from this peer group by comparable executive position and level to better understand the market for other participants in the market for all aspects of compensation. In a review of the applicable data, the Compensation Committee sought to ensure that the overall compensation to our Named Executive Officers was competitive and within norms for the industry and other companies of similar characteristics based on the executive’s position, level and job performance.

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On June 25, 2014, the Company entered into new three-year employment agreements, effective July 1, 2014 with each of Messrs. Baur, Mathis, Ellsworth and Lyons.

Mr. Baur’s Amended and Restated Employment Agreement provides for:

•	a base salary of $850,000 per year;

•	an annual target variable compensation award opportunity of a maximum amount of 150% of his base salary based upon performance and the attainment of performance goals set by the Compensation Committee;

•	consideration for inclusion in the Company’s annual equity grant;

•	the opportunity to participate in the Company’s Nonqualified Deferred Compensation Plan by deferring up to 50% of compensation eligible for deferral under such plan, with a match of 50% of deferred amounts to be made by the Company, up to a maximum of $200,000 per year.

•	an additional $600,000 payment to be made at the end of each fiscal year of Mr. Baur’s agreement, to Mr. Baur’s deferred compensation account for retirement funding. These payments will be forfeited if Mr. Baur is terminated for cause or violates the restrictive covenants in his employment agreement. These payments are designed to recognize Mr. Baur’s status as one of the co-founders of the Company, having been with the Company as either CEO or President for over twenty-two years during which time the Company has never had a pension plan for its executives but had entered into a Senior Executive Retirement Plan for the Company’s other co-founder which was of similar value.

Mr. Mathis’ Amended and Restated Employment Agreement provides for:

•	a base salary of $380,000 per year;

•	an annual target variable compensation award opportunity of a maximum amount of 70% of his base salary based upon performance and the attainment of performance goals set by the Compensation Committee;

•	a grant of performance- and service-based restricted stock units with a target value of $300,000 ($100,000 per year for each of the three years of the award);

•	consideration for inclusion in the Company’s annual equity grant;

•	the opportunity to participate in the Company’s Nonqualified Deferred Compensation Plan by deferring up to 25% of compensation eligible for deferral under such plan, with a match of 30% of deferred amounts to be made by the Company on the first 15% of compensation.

Mr. Ellsworth’s Amended and Restated Employment Agreement provide for:

•	a base salary of $350,000;

•	an annual target variable compensation opportunity of a maximum amount of 55% of his base salary based upon performance and the attainment of performance goals set by the Compensation Committee;

•	a grant of performance- and service-based restricted stock units with a target value of $150,000 ($50,000 per year for each of the 3 years of the award);

•	consideration for inclusion in the Company’s annual equity grant; and

•	the opportunity to participate in the Company’s Nonqualified Deferred Compensation Plan by deferring up to 25% of compensation eligible for deferral under such plan, with a match of 60% of deferred amounts to be made by the Company on the first 25% of compensation, up to a maximum of $75,000.

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Mr. Lyons’ Amended and Restated Employment Agreement provides for:

•	a base salary of $250,000 per year;

•	an annual target variable compensation award opportunity of a maximum amount of 20% of his base salary based upon performance and the attainment of performance goals set by the Compensation Committee;

•	a grant of performance- and service-based restricted stock units with a target value of $75,000 ($25,000 per year for each of the three years of the award);

•	consideration for inclusion in the Company’s annual equity grant; and

•	the opportunity to participate in the Company’s Nonqualified Deferred Compensation Plan by deferring up to 25% of compensation eligible for deferral under such plan, with a match of 30% of deferred amounts to be made by the Company on the first 15% of compensation.

Under the new employment agreements, variable cash incentive opportunities will continue to be based upon the performance and attainment of performance goals to be established annually by the Compensation Committee, subject to maximum amounts that may be earned. The primary measurements of performance used will continue to be operating income and ROIC. The Named Executive Officers’ annual equity award opportunities are each subject to the Compensation Committee’s discretion and the terms of the 2013 Plan and related equity award agreements. In addition, the grants of performance- and service-based restricted stock units are subject to performance, service, and other terms and conditions established by the Committee, including the extent to which any such award is earned, if at all, and the terms of the 2013 Plan. In addition, the new employment agreements provide severance payments to our Named Executive Officers in certain circumstances, including upon a change of control where there is also a termination of the executive. Under the new agreements the severance payment in this scenario is calculated by using the average base salary and variable compensation earned by the Named Executive Officer during the three fiscal years prior to the double trigger termination.

In addition, in June 2014, the Compensation Committee reviewed the terms of the Company’s litigation recovery in connection with its former ERP system implementation and will consider a cash bonus to the CEO in an amount of $300,000 upon the success of the first “go-live” of the Company’s new ERP system which is expected to occur in fiscal 2015.

Other Important Compensation Policies Affecting the Named Executive Officers

Claw-Back Policy

If a Named Executive Officer receives an award under the Company equity or cash incentive plans based on financial statements that are subsequently restated in a way that would decrease the amount of the award to which such Named Executive Officer was entitled and the restatement is based in whole or in part on the misconduct of the Named Executive Officer, then the Named Executive Officer will refund to the Company the difference between what they received and what they should have received.

Stock Ownership Requirements

The Compensation Committee has adopted minimum ownership requirements for Company stock for the CEO. The ownership target has been established as three times his current annual base compensation. Our CEO is expected to utilize grants under equity compensation plans to reach the levels of ownership expected by the policy. The policy also incorporates a retention requirement by requiring him to retain 50% of the net shares resulting from the vesting of certain awards to obtain the required ownership under the policy.

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Anti-Hedging and Anti-Pledging Policy

Our Named Executive Officers are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan and are prohibited from certain hedging transactions.

Post Termination Restrictions and Compensation

The Compensation Committee believes that the Company’s Named Executive Officers should be provided with reasonable severance benefits in the event a Named Executive Officer is terminated under certain circumstances. Severance benefits for Named Executive Officers reflect the fact that the Named Executive Officer may not be able to find reasonably comparable employment within a reasonable period of time following a termination. In addition, the Compensation Committee believes that certain post termination benefits such as change of control payments will allow the Named Executive Officers to focus their time on potential transactions that may be beneficial to the Company, rather than have concern for their own employment prospects following a change of control.

Non-Compete and Non-Solicitation Agreements

Our Named Executive Officers have agreed pursuant to their employment agreements not to compete with the Company for a period of twenty-four months following their termination of employment with the Company. The agreements also restrict the Named Executive Officer’s disclosure and use of confidential information to which they were exposed during their employment. In addition, the agreements provide for restrictions on the solicitation of vendors, customers and employees of the Company.

Severance Benefits

In the event of a termination of employment by the Company other than for cause, death, disability, retirement, the expiration of the employment agreement or by a Named Executive Officer for good reason, the Named Executive Officer will be entitled to a severance payment, provided that the Named Executive Officer is in and remains in compliance with the non-competition, confidentiality, non-solicitation and related covenants provided in his or her employment agreement. The amount of a severance payment varies based upon the Named Executive Officer’s historic compensation amounts and their length of service to the Company, up to two times (three times in the case of Mr. Baur) the Named Executive Officer’s average annual base salary and variable compensation over the last three fiscal years prior to a termination. These potential payments are discussed in more detail under the caption “Employment Agreements and Potential Payments Upon Certain Events” below.

Change of Control Agreements

Our Named Executive Officers’ employment agreements provide for severance in the event of a change of control. Payments will only be made under these agreements, however, if there is a “double trigger.” That is, both a change of control and a termination of employment. This is discussed in more detail under the caption “Employment Agreements and Potential Payments Upon Certain Events” below. The Compensation Committee believes this benefit is required to offer competitive benefits to attract and retain highly qualified executives.

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Additional Compensation Matters

Consideration of Results of Shareholder Advisory Votes in Executive Compensation

The Compensation Committee monitors the results of the “Say-on-Pay” vote and considers those results along with the objectives listed above in determining compensation policies. A substantial majority (over 92%) of our shareholders voting at the meeting approved the compensation program described in our 2013 proxy statement. The Compensation Committee interpreted this vote result as a strong indication of support for our current compensation program. In light of this support, and its own independent review of our executive compensation program, the Compensation Committee did not implement any significant changes to the executive compensation program disclosed in our 2013 proxy statement, but in furtherance of the goals and objectives of the Company’s compensation program entered into new three-year employment agreements with our Named Executive Officers that include, among other things three-year cliff-vesting equity awards. The Board, however, did adopt four new policies in fiscal 2014 applicable to our Named Executive Officers — a stock ownership and retention policy, a claw-back policy, an anti-pledging policy and an anti-hedging policy to further align the interests of our Named Executive Officers with the interests of our shareholders.

Risk Assessment of Compensation Policies and Practices

We have assessed our compensation programs for all employees and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that our compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards. During fiscal 2014, the Compensation Committee reviewed our compensation policies and practices for all employees, including our Named Executive Officers, particularly as they relate to risk management practices and risk-taking incentives. As part of its review, the Compensation Committee discussed with management the ways in which risk is effectively managed or mitigated as it relates to our compensation programs and policies.

Based on this review, the Compensation Committee believes that our compensation programs do not encourage excessive risk but instead encourage behaviors that support sustainable value creation. The following features of our executive incentive compensation program illustrate this point.

•	Our compensation program design provides a balanced mix of cash and equity and annual and long-term incentives that are designed to encourage strategies and actions that are in the Company’s and our shareholders’ long-term best interests. Equity awards such as service and performance-based restricted stock awards and restricted stock units reinforce our long-term performance perspective.

•	Our performance goals and objectives generally reflect a mix of corporate and other performance measures designed to promote progress towards our longer-term goals.

•	A significant component of each of our Named Executive Officers’ total direct compensation consists of long-term, equity-based incentive awards that are designed to encourage these Named Executive Officers to focus on sustained stock price appreciation.

•	Equity awards typically have vesting schedules of three years and, in some cases, have performance-based vesting components as well; thus, Named Executive Officers typically will always have unvested awards that could decrease significantly in value if our business is not managed for the long term.

•	Equity incentive awards are granted periodically, typically annually, during open window periods and under an established equity grant program.

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•	Our overall compensation of our Named Executive Officers is at reasonable and sustainable levels, as determined by a review of historical analysis and a review of our economic positions and prospects, as well as the compensation offered by comparable companies.

•	The Compensation Committee retains discretion to reduce compensation based on corporate and individual performance and other factors.

•	Equity awards are subject to annual limitations on the number of shares that may be awarded during any year. The typical Company compensation structure has a threshold and maximum for cash bonuses.

•	The target levels under our annual cash bonus program are designed to be set at a level where achieving the target incentive compensation levels is not guaranteed and the achievement of such levels is rewarding to both the Named Executive Officer and the shareholders.

•	Named Executive Officer base salaries are consistent with the Named Executive Officers’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

•	Our implementation of an internal reporting system ensures a more consistent and ongoing assessment of financial results used to determine payouts.

•	Our stock ownership policy requires our CEO to hold a minimum level of Company shares so that he has personal wealth tied to the long-term success of Company and is therefore aligned with shareholders.

•	We maintain a “claw-back policy,” which requires the reimbursement of any incentive compensation to executive and certain other officers, the payment of which was predicated upon the achievement of financial results that were subsequently the subject of a restatement caused by the recipient’s fraud or misconduct.

•	Officers must obtain permission from our General Counsel before the purchase or sale of any shares, even during an open trading period.

Based on a combination of the above, we believe that (i) our Named Executive Officers and other employees are encouraged to manage the Company in a prudent manner because our compensation programs are aligned with our business strategy and risk profile, and (ii) our incentive programs are not designed to encourage our Named Executive Officers or other employees to take excessive risks or risks that are inconsistent with our best interests. In addition, we have in place various controls and management processes that help mitigate the potential for incentive compensation plans to have a material adverse effect on the Company.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014 and in this Proxy Statement.

Submitted by the Compensation Committee:

Michael J. Grainger, Chairperson
Peter C. Browning
Steven R. Fischer
John P. Reilly
Charles R. Whitchurch

The Compensation Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Compensation Committee report by reference therein.

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Compensation Tables

2014 Summary Compensation Table

The following table summarizes compensation paid to or accrued on behalf of the Named Executive Officers for the year ended June 30, 2014:

SUMMARY COMPENSATION TABLE

								Non-Equity
					Stock		Option	Incentive Plan	All Other
		Salary	Bonus		Awards		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)		($)(2)		($)(2)	($)(3)	($)(4)		($)
Michael L. Baur	2014	800,000	—		—		1,382,103	1,360,350	232,718		3,775,171
Chief Executive Officer	2013	800,000	—		—		1,334,784	496,395	232,955		2,864,134
	2012	803,077	—		—		1,021,931	1,475,708	284,954		3,585,670
Charles A. Mathis	2014	325,000	—		229,858		—	200,464	116,953		872,275
Executive Vice President and	2013	175,000	—		—		111,503	40,264	39,692		366,459
Chief Financial Officer(5)
John J. Ellsworth	2014	274,385	100,000	(6)	172,393		—	152,661	49,676		749,115
Executive Vice President,	2013	243,000	20,000	(7)	—		76,236	100,000	90,677		529,913
General Counsel and	2012	243,935	—		201,481	(8)	—	100,000	65,159		610,575
Corporate Secretary
Gerald Lyons	2014	250,000	15,000	(6)	140,236		—	61,681	29,362		496,279
Senior Vice President of
Finance and Principal
Accounting Officer
Andrea D. Meade	2014	114,569	60,000	(9)	—		—	95,993	715,151	(11)	985,713
Former Executive Vice	2013	270,800	—		—		124,995	148,919	61,591		606,305
President of Operations and	2012	271,842	—		248,316		—	255,411	60,016		835,585
Corporate Development(10)

(1)	Salary paid for fiscal year 2012 included on additional business day (261 business days, as opposed to a standard 260-day year.)

(2)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a discussion of the assumptions made in such valuation, see Note 9 to our audited financial statements for the fiscal year ended June 30, 2014, included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, accompanying this proxy statement. For Mr. Baur, the exercise price for 66,761 options granted in fiscal 2013 was above the fair market value of the common stock on the date of grant.

(3)	Reflects the value of cash incentives earned pursuant to our annual incentive bonus program. For information regarding our annual incentive bonus program, see the discussion in “Executive Compensation — Compensation Discussion and Analysis” in this Proxy Statement.

(4)	See the All Other Compensation table below for additional information.

(5)	Mr. Mathis was appointed Chief Financial Officer effective December 17, 2012.

(6)	Consists of a bonus payable as the result of performance related to a Company legal recovery.

(7)	Consists of a bonus payable in fiscal 2014 in connection with human resources and compensation matters beyond his normal responsibilities.

(8)	Includes $50,032 of performance-based restricted stock awards that did not vest.

(9)	Consists of a bonus adjustment in connection with a legal recovery.

(10)	Ms. Meade’s employment with the Company ceased on November 29, 2013.

(11)	Represents severance payments for Ms. Meade.

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2014 All Other Compensation Table

The following supplemental table summarizes all other compensation paid to our Named Executive Officers for the year ended June 30, 2014, which is included in the All Other Compensation column in the 2014 Summary Compensation Table above:

					Company
			Company		Contributions to		Company Paid
			Contributions to		Defined		Service
			Nonqualified		Contribution		Recognition
			Deferred	Company Paid	Plans (401(k)	Company Paid	Award and
		Per-	Compensation	Disability	and Profit	Travel for	Presidents Club
		quisites	Plan	Benefit	Sharing)	Spouses	Trip	Other		Total
Name	Year	($)	($)	($)	($)	($)	($)	($)		($)
Michael L. Baur	2014	—	200,000	3,444	23,904	5,370				232,718
	2013	—	200,000	3,444	24,660	4,851	—	—		232,955
	2012	50,000	200,000	3,444	25,340	6,170	—	—		284,954
Charles A.	2014	—	7,313	936	23,904	—	—	84,800	(1)	116,953
Mathis	2013	—	—	—	16,905	—	—	22,787	(1)	39,692
John J. Ellsworth	2014	—	25,000	772	23,904	—	—	—		49,676
	2013	—	49,999	534	24,660	6,092	9,392	—		90,677
	2012	—	39,285	534	25,340					65,159
Gerald Lyons	2014	—	4,726	732	23,904	—	—	—		29,362
Andrea D.	2014	—	24,527	891	800	—	—	688,933	(2)	715,151
Meade	2013	—	35,000	1,931	24,660	—	—	—		61,591
	2012	—	32,745	1,931	25,340	—	—	—		60,016

(1)	Represents relocation expenses for Mr. Mathis.

(2)	Represents severance payments for Ms. Meade.

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2014 Grants of Plan Based Awards Table

The following table summarizes awards granted to each of the Named Executive Officers during the year ended June 30, 2014 under the 2013 Plan:

						All Other
					All Other	Option Awards:		Grant Date
		Estimated Future Payouts			Stock Awards:	Number of	Exercise or	Fair
		Under			Number of	Securities	Base Price	Value of Stock
		Equity Incentive Plan Awards			Shares of Stock	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)(1)	($/Sh)	($)(2)
Michael L. Baur	12/6/13	—	—	—	—	115,356	42.82	1,382,103
Charles A. Mathis	12/6/13	—	—	—	5,368	—	—	229,858
John J. Ellsworth	12/6/13	—	—	—	4,026	—	—	172,393
Gerald Lyons	12/6/13	—	—	—	3,275	—	—	140,236
Andrea D. Meade	—	—	—	—	—	—	—	—

(1)	See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentives — Performance- and Service-Based Equity Awards During Fiscal 2014,” above.

(2)	The grant date fair value of the option award granted on December 6, 2013 was determined pursuant to the Black-Scholes options valuation model, using the following assumptions: stock price volatility of 33.7%, risk-free interest rate of 1.07%, expected term of four years, and dividend yield of 0%. As a result of the Black-Scholes calculation, the effective exercise price of such option award was $11.98 per share as of the December 6, 2013 grant date. The grant date fair values of the stock awards and units are based on the closing prices of our common stock on NASDAQ on December 6, 2013.

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2014 Outstanding Equity Awards at Fiscal Year End Table

The following table summarizes outstanding equity awards held by each of the Named Executive Officers as of June 30, 2014:

	Option Awards					Stock Awards
										Equity
										Incentive Plan
								Equity		Awards:
								Incentive Plan		Market or
								Awards:		Payout Value
								Number of		of Unearned
	Number of	Number of						Unearned		Shares, Units
	Securities	Securities				Number of	Market Value of	Shares, Units or		or Other
	Underlying	Underlying	Option			Shares or Units	Shares or Units	Other Rights		Rights that
	Unexercised	Unexercised	Exercise	Option		of Stock that	of Stock that	that Have Not		Have Not
	Options (#)	Options (#)	Price	Expiration	Grant	Have Not Vested	Have Not Vested	Vested		Vested
Name	Exercisable	Unexercisable(1)	($)	Date	Date	(#)(1)	($)	(#)		($)
Michael L. Baur	80,000		27.48	1/5/2016
	100,000		32.13	6/20/2017
	100,000		36.69	12/7/2017
	5,000		24.57	12/4/2019
	133,000		36.17	5/4/2021
	44,890	22,110	34.35	12/2/2021
	44,729	22,032	34.35	8/21/2022
	18,192	35,314	29.80	12/7/2022
		115,356	42.82	12/6/2023
Charles A. Mathis	3,400	6,600	29.03	1/29/2023	12/6/2013	5,368	204,413
John J. Ellsworth	2,000		33.92	1/5/2015
	4,000		32.13	6/20/2017
	4,000		36.69	12/7/2017
	1,340		18.14	12/5/2018
	2,250	4,370	29.80	12/7/2022
					12/2/2011	1,455	55,406
					5/14/2012			782	(2)	29,779
					12/6/2013	4,026	153,310
Gerald Lyons	4,000		36.69	12/7/2017
	2,042	3,964	29.80	12/7/2022
					12/2/2011	646	24,600
					8/21/2012	1,320	50,266
					12/6/2013	3,275	124,712
Andrea D. Meade(3)	—	—	—	—	—	—	—	—		—

(1)	Stock options and restricted stock granted on December 2, 2011, August 21, 2012, December 7, 2012 and December 6, 2013 vest over three years.

(2)	These restricted stock units are subject to continued service and performance requirements. Subsequent to June 30, 2014, these shares were deemed earned and vested based on performance for fiscal year ended June 30, 2014.

(3)	Ms. Meade’s employment with the Company ceased on November 29, 2013, and she did not have any unvested stock options or shares of restricted stock as of June 30, 2014.

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2014 Option Exercises and Stock Vested Table

The following table summarizes the exercise of options and the vesting of stock awards by each of our Named Executive Officers during the year ended June 30, 2014:

	Option Awards		Restricted Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Baur	125,512	1,828,615	—	—
Charles A. Mathis	—	—	—	—
John J. Ellsworth	12,660	287,029	2,315	95,365
Gerald Lyons	—	—	1,952	77,064
Andrea Meade	36,800	186,047	—	—

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2014 Nonqualified Deferred Compensation Table

The following table contains information concerning benefits received by each of the Named Executive Officers under nonqualified deferred compensation plans during the year ended June 30, 2014:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael L. Baur	400,000	200,000	974,814	—	4,622,436
Charles A. Mathis	24,375	7,313	1,662	—	—
John J. Ellsworth	41,666	25,000	75,127	—	465,010
Gerald Lyons	15,752	4,726	12,174	—	62,892
Andrea Meade	66,500	24,527	101,169	(731,793)	539,597

(1)	Amounts represent voluntary deferrals of salary, bonus or a combination of both salary and bonus under our Nonqualified Deferred Compensation Plan. Contributions of deferred salary are reported as fiscal year 2014 income in the “Salary” column of the 2014 Summary Compensation Table.

(2)	Amounts represent our matching contributions under our Nonqualified Deferred Compensation Plan. These amounts are reported as fiscal year 2014 income in the “All Other Compensation” column of the 2014 Summary Compensation Table.

Our Nonqualified Deferred Compensation Plan permits our Named Executive Officers to elect to defer a portion of their base salary and incentive bonus, and to receive matching contributions from the Company on a portion of the deferred amounts. Mr. Baur may defer up to 50% of his respective base salary and bonus, and we will provide a matching contribution of 50% of the amount deferred up to a calendar year limit of  $200,000 in matching contributions. Mr. Ellsworth may defer up to 25% of his respective base salary and bonus, and we will provide a matching contribution of 60% on the first 20% of salary and bonus deferred up to a calendar year maximum of  $50,000. Mr. Mathis and Mr. Lyons may each defer up to 25% of his respective base salary and bonus, and we will provide a matching contribution of 30% on the first 15% of salary and bonus deferred.

Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of mutual fund offerings and other investments available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of employment, or upon a change in control of the Company, as elected in advance by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution, subject to a minimum five-year deferral.

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Employment Agreements and Potential Payments upon Certain Events

We have entered into employment agreements with each of our Named Executive Officers. Notwithstanding these employment agreements, each executive has the right to voluntarily terminate his employment at any time. The employment agreements set forth the general terms and conditions of each executive officer’s employment and provide for certain severance benefits upon the occurrence of certain events.

Employment agreements with the Named Executive Officers at June 30, 2014 provide that if the executive officer’s employment is terminated by us other than for cause, death, disability or retirement or by the executive for good reason (as defined in the employment agreements), the executive officer will receive a severance payment in either a lump sum or a bi-weekly installments. In the case of Messrs. Mathis, Ellsworth and Lyons the Company will be required to provide severance benefits to the executive officer consisting of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to the executive officer’s termination and an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company, subject to a maximum of 12 additional months of severance benefits. If Messrs., Mathis, Ellsworth, or Lyons employment termination occurs within 12 months after or otherwise in contemplation of a change in control, the severance benefits to the executive will consist of a pro-rata annual bonus and a single year of compensation in an amount equal to the highest combined annual base salary and variable compensation earned by the executive officer (including any amounts earned but deferred) during the three fiscal years prior to his or her termination, multiplied by two.

In the case of Mr. Baur, the Company will be required to provide severance benefits in an amount equal to the greater of  (a) two or (b) the number of full months remaining between his termination date and the end of his employment period, divided by 12, times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination, plus an additional month of severance benefits for every year that the executive has been employed by the Company after ten consecutive years of employment with the Company; provided, however, that these severance benefits may not exceed an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination. Notwithstanding the foregoing, if Mr. Baur’s termination occurs within 12 months after or otherwise in contemplation of a change of control for reasons other than cause, death, disability or retirement, or if Mr. Baur terminates his employment for good reason during such period, Mr. Baur will receive severance benefits in an amount equal to three times the highest combined annual salary and bonus earned by Mr. Baur from the Company, including any such amounts earned but deferred, in the last three fiscal years prior to the date of termination.

The material elements of compensation of each Named Executive Officer as contained in their employment agreement are included in the “Executive Compensation — Compensation Discussion and Analysis” herein. The following sets forth in tabular format the incremental compensation that would be payable to such Named Executive Officer in the event of his termination of employment under various scenarios, which we refer to as termination events. In accordance with SEC rules, the following discussion assumes:

•	That the termination event in question occurred on June 30, 2014, the last day of fiscal 2014; and

•	With respect to calculation based on our stock price, we used $38.08, which was the reported closing price of our common stock on June 30, 2014.

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The tables contained in this section do not include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our executive officers and that are available generally to all salaried employees, such as our 401(k) plan. The tables and discussion do not include amounts that would be paid under the Named Executive Officer’s amended and restated employment agreement effective July 1, 2014. The actual amounts that would be paid upon a termination event can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and our stock price at such time.

Michael Baur

General

Pursuant to the terms of Mr. Baur’s employment agreement in effect as of June 30, 2014, Mr. Baur, our CEO received a base salary of  $800,000 in fiscal 2014. Under his agreement, Mr. Baur is eligible to receive annual incentive cash and equity awards under the 2013 Plan as described in the “Executive Compensation — Compensation Discussion and Analysis” herein. Mr. Baur has agreed to certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Baur is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Severance	6,646,456	6,836,355				—
Pro Rata Variable Compensation(1)	1,360,350	1,360,350	1,360,350	1,360,350	1,360,350	—
Equity Acceleration(2)	—	457,050	457,050	457,050	457,050	—
Medical Coverage(3)	349,320	349,320	349,320	349,320	349,320	—
Deferred Compensation(4)	6,197,249	6,197,249	6,197,249	6,197,249	6,197,249	6,197,249
Special Disability Benefit(5)	—	—	—	—	880,000	—
TOTAL	14,553,375	15,200,324	8,363,969	8,363,969	9,243,969	6,197,249

(1)	Employment agreements with each Named Executive Officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the Named Executive Officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each Named Executive Officer’s fiscal 2014 annual variable compensation as of June 30, 2014.

(2)	Reflects (i) the difference between fair market value as of June 30, 2014, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

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(4)	Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

(5)	Mr. Baur’s employment agreement provides that if his employment is terminated by reason of disability, he will continue to receive his salary during the period under which he continues to receive benefits under our short-term disability policy (assumed to be six months for purposes of this disclosure), less any benefits received under our short-term disability policy, and he will receive an annual payment of $60,000 until he is no longer considered to be disabled or until he reaches age 65, whichever occurs earlier.

Mr. Mathis

General

Pursuant to the terms of his employment agreement in effect as of June 30, 2014, Mr. Mathis serves as our CFO. For fiscal 2014 Mr. Mathis received a base salary of  $325,000. Mr. Mathis is eligible to receive annual incentive cash and equity awards under the 2013 Plan. Mr. Mathis has agreed to certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Mathis is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Severance	525,464	1,050,928	—	—	—	—
Pro Rata Variable Compensation(1)	200,464	200,464	200,464	200,464	200,464	—
Equity Acceleration(2)	—	264,143	264,143	264,143	264,143	—
Medical Coverage(3)	28,130	28,130	—	—	—	—
Deferred Compensation(4)	25,653	33,349	33,349	33,349	33,349	25,653
TOTAL	779,711	1,577,014	497,956	497,956	497,956	25,653

(1)	Employment agreements with each Named Executive Officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the Named Executive Officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each Named Executive Officer’s fiscal 2014 annual variable compensation as of June 30, 2014.

(2)	Reflects (i) the difference between fair market value as of June 30, 2014, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

(4)	Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

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Mr. Ellsworth

General

Pursuant to the terms of his employment agreement in effect as of June 30, 2014, Mr. Ellsworth serves as our Executive Vice President, General Counsel and Corporate Secretary. For fiscal 2014 Mr. Ellsworth received a base salary of  $275,000. Mr. Ellsworth is eligible to receive annual incentive cash and equity awards under the 2013 Plan. Mr. Ellsworth has agreed to certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Ellsworth is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Severance	462,633	854,092	—	—	—	—
Pro Rata Variable Compensation(1)	152,661	152,661	152,661	152,661	152,661	—
Equity Acceleration(2)	—	244,900	244,900	244,900	244,900	—
Performance-Based Equity Acceleration(3)	—	29,779	29,779	—	29,779	—
Medical Coverage(4)	28,130	28,130	—	—	—	—
Deferred Compensation(5)	450,964	606,803	606,803	606,803	606,803	450,964
TOTAL	1,094,388	1,916,365	1,034,143	1,004,364	1,034,143	450,964

(1)	Employment agreements with each Named Executive Officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the Named Executive Officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each Named Executive Officer’s fiscal 2014 annual variable compensation as of June 30, 2014.

(2)	Reflects (i) the difference between fair market value as of June 30, 2014, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)	Reflects the fair market value as of June 30, 2014, of the shares of all unearned and unvested performance-based restricted stock awards, the vesting of which accelerates with a change in control and termination by the Company without cause or by the grantee for good reason.

(4)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

(5)	Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

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Mr. Lyons

General

Pursuant to the terms of his employment agreement in effect as of June 30, 2014, Mr. Lyons serves as our Senior Vice President of Finance and Principal Accounting Officer. For fiscal 2014, Mr. Lyons received a base salary of  $250,000. Mr. Lyons is eligible to receive annual incentive cash compensation under the 2013 Plan. Mr. Lyons is also eligible to receive equity awards under the 2013 Plan. Mr. Lyons has agreed to certain provisions relating to non-competition (for two years post termination), confidentiality and non-solicitation of customers and employees (for two years post termination) if his employment agreement is terminated.

Benefits upon the Occurrence of Certain Termination Events

In addition to the amounts listed below, Mr. Lyons is entitled to all accrued compensation, unreimbursed expenses and other benefits through the date of termination in the event of his termination.

	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Termination Due to Death ($)	Termination Due to Retirement ($)	Termination Due to Disability ($)	Voluntary Termination ($)
Severance	311,681	623,362	—	—	—	—
Pro Rata Variable Compensation(1)	61,681	61,681	61,681	61,681	61,681	—
Equity Acceleration(2)	—	232,399	232,399	232,399	232,399	—
Medical Coverage(3)	28,130	28,130	—	—	—	—
Deferred Compensation(4)	80,875	95,544	95,544	95,544	95,544	80,875
TOTAL	482,367	1,041,116	389,624	389,624	389,624	80,875

(1)	Employment agreements with each Named Executive Officer provide for the payment of a pro rata portion of the current fiscal year annual variable compensation that would otherwise be payable if the Named Executive Officer had continued employment through the end of the current fiscal year, based on actual performance. Amounts shown reflect the earned and unpaid portion of each Named Executive Officer’s fiscal 2014 annual variable compensation as of June 30, 2014.

(2)	Reflects (i) the difference between fair market value as of June 30, 2014, of the underlying shares over the exercise price of all unvested stock options, and (ii) the fair market value of all unearned and unvested non-performance-based restricted stock awards and restricted stock units. Vesting accelerates in the event of a change in control and termination by the Company without cause or by the grantee for good reason.

(3)	Reflects the cost of providing continued health and welfare benefits to the executive officer as provided in the executive officer’s employment agreement.

(4)	Reflects payout of the executive officer’s vested balance under our Nonqualified Deferred Compensation Plan, which is reflected and described in the Nonqualified Deferred Compensation Table in this proxy statement.

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Equity Compensation Plan Information

The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 30, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(5)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	233,147	(1)	$42.69	2,754,984
	998,518	(2)	$32.89	—
	39,340	(3)	32.13	—
	20,200	(4)	$31.24	—
	1,291,205		$33.91	2,754,984
Equity Compensation Plans Not Approved by Shareholders	—		—	—
TOTAL:	1,291,205		$33.91	2,754,984

(1)	ScanSource, Inc. 2013 Long-Term Incentive Plan (“2013 Plan”). At September 30, 2014, approximately 2,756,190 shares remain available for issuance under the 2013 Plan, which allows for grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock units, deferred stock units, dividend equivalent awards and other stock-based awards. Includes restricted stock outstanding, including restricted stock awards, restricted stock units, performance restricted stock awards and performance restricted stock units.

(2)	ScanSource, Inc. 2002 Long-Term Incentive Plan, as amended.

(3)	ScanSource, Inc. 1997 Stock Incentive Plan, as amended.

(4)	ScanSource, Inc. 1999 Non-Employee Director Stock Option Plan, as amended.

(5)	The weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding awards of restricted stock, which have no exercise price.

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Audit Committee Report

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.scansource.com, under the “Governance” tab. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during the fiscal year ended June 30, 2014 and particularly with regard to the audited consolidated financial statements as of June 30, 2014 and June 30, 2013 and for the three years ended June 30, 2014.

The Audit Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for our financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met six times during the fiscal year ended June 30, 2014.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (“PCAOB”) Standards and SEC Rule 2-07 of Regulation S-X. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended June 30, 2014 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 for filing with the SEC.

Audit Committee:

Charles R. Whitchurch (Chairman)
Peter C. Browning
Steven R. Fischer
Michael J. Grainger
John P. Reilly

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Stock Ownership Information

Principal Shareholder and Beneficial Ownership

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by the following: (i) each of our Named Executive Officers; (ii) each of our directors and director nominees; (iii) all of our directors and executive officers as a group; and (iv) each person known to own beneficially more than 5% of our common stock.

Name	Number of Shares Beneficially Owned	Percentage(1)
FMR LLC(2)	3,521,256	12.33%
BlackRock, Inc.(3)	2,655,081	9.30%
Royce & Associates LLC(4)	2,263,000	7.92%
Fiduciary Management, Inc.(5)	1,932,379	6.77%
Wellington Management Company, LLP(6)	1,933,735	6.77%
The Vanguard Group, Inc.(7)	1,695,489	5.94%
Michael L. Baur(8)	664,893	2.33%
Steven R. Fischer(9)	41,767	*
John J. Ellsworth(10)	29,701	*
John P. Reilly(11)	23,400	*
Michael J. Grainger	15,100	*
Charles R. Whitchurch	13,700	*
Gerald Lyons(12)	13,265	*
Charles A. Mathis(13)	8,768	*
Peter C. Browning	1,300	*
Andrea D. Meade(14)	6,180	*
All directors and executive officers as a group (9 persons)(15)	811,894	2.84%

*	Amount represents less than 1.0%.

(1)	Applicable percentage of ownership is based upon 28,560,935 shares of our common stock outstanding on the record date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the shares and percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person or entity. Except as otherwise indicated, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2014 reporting sole power of FMR LLC, the parent holding company of subsidiary companies engaged in the securities business, to vote or direct the vote of 591,756 shares and sole power to dispose or direct the disposition of 3,521,256 shares. The subsidiary funds of FMR LLC have the sole power to vote or direct the voting of shares directly owned by the funds, and the voting of these shares is carried out under written guidelines established by the funds’ board of trustees. FMR LLC’s Chairman, Edward C. Johnson III, also reported sole power to dispose or direct the disposition of 2,925,251 shares on the same Schedule 13G/A filed on February 14, 2014. The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	The information reported is based on a Schedule 13G/A filed with the SEC on January 9, 2014 reporting sole power of BlackRock, Inc. to vote or direct the vote of and sole power to dispose or direct the disposition of the shares. The business address of BlackRock, Inc. is 40 East 52nd St., New York, NY 10022.

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(4)	The information reported is based on a Schedule 13F filed with the SEC on August 8, 2014 reporting the beneficial ownership and sole power of Royce & Associates LLC to vote and dispose or direct the disposition of 2,263,000 shares. The business address of Royce & Associates LLC is 745 Fifth Avenue, New York, NY 10151.

(5)	The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2014 reporting sole power of Fiduciary Management, Inc. (“FMI”) to vote or direct the vote of and dispose or direct the disposition of 1,933,735 shares. Because FMI is a registered investment adviser, these shares are owned directly by various accounts managed by FMI. These accounts have the right to receive dividends from, and the proceeds from the sale of, the shares. The business address of FMI is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202.

(6)	The information is reported based on a Schedule 13G filed with the SEC on February 14, 2014 reporting the beneficial ownership of Wellington Management Company, LLP (“Wellington”) and the shared power to vote or direct the vote of 1,211,136 shares and shared power to dispose or to direct the disposition of 1,630,236 shares. The business address of Wellington is 280 Congress Street, Boston, MA 02210.

(7)	The information is reported based on a Schedule 13G/A filed with the SEC on February 11, 2014 reporting sole power of The Vanguard Group, Inc. (“Vanguard”) to vote or direct the vote of 44,707 shares; sole power of Vanguard to dispose or direct the disposition of 1,652,982 shares; and shared power of Vanguard to dispose or direct the disposition of 42,507 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 42,507 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,200 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern PA 19355.

(8)	Includes 525,811 shares issuable pursuant to exercisable options and 61,799 options which will become exercisable by December 7, 2014 which were granted by the Company. Does not include 133,013 shares issuable pursuant to options granted by the Company which are not currently exercisable and will not become exercisable by December 7, 2014.

(9)	Includes 7,000 shares issuable pursuant to exercisable options which were granted by the Company.

(10)	Includes 15,775 shares issuable pursuant to exercisable options and options which will become exercisable by December 7, 2014 which were granted by the Company.

(11)	Includes 13,200 shares issuable pursuant to exercisable options which were granted by the Company.

(12)	Includes 8,024 shares issuable pursuant to exercisable options and options which will become exercisable by December 7, 2014.

(13)	Includes 3,400 shares issuable pursuant to exercisable options which were granted by the Company. Does not include 6,600 shares issuable pursuant to options granted by the Company which are not currently exercisable and will not become exercisable by December 7, 2014

(14)	Ms. Meade departed the Company on November 29, 2013. The information reported is based on the last filed Form 4 for Ms. Meade.

(15)	The calculation of the group of officers and directors does not include Ms. Meade.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2014, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

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OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the 2014 Annual Meeting. If any other matter shall properly come before the Annual Meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

SHAREHOLDER PROPOSALS

We must receive shareholder proposals intended to be presented at the 2015 Annual Meeting of Shareholders by June 23, 2015 for possible inclusion in the proxy materials relating to such meeting, in accordance with the SEC’s Rule 14a-8. However, if the date of the 2015 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2014 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2015 Annual Meeting.

Shareholders intending to present a proposal or to nominate a candidate for director for election at the 2015 Annual Meeting of Shareholders, but not to have the proposal or nomination considered for inclusion in the proxy materials for that meeting, must be eligible and give us advance written notice in accordance with our Bylaws.

Our Bylaws provide that such notice shall set forth in writing: (i) whether the shareholder is providing the notice at the request of a beneficial holder of shares, whether the shareholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the shareholder or such beneficial holder in the Corporation or the matter the notice relates to, and the details thereof, including the name of such other person (the shareholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the shareholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934. The notice shall be updated not later than 10 days after the record date for the determination of shareholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date.

The deadline for shareholders to provide written notice of intent to make nominations for the election of directors at the 2015 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) will be no more than 120 days and no less than 90 days prior to the first

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anniversary date of the annual meeting for the preceding year; provided, however, that if  (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed.

If the notice relates to the nomination of directors it must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s director’s questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation. In addition to complying with the foregoing procedures, any stockholder recommending a director candidate must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act. In the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

Our Nominating Committee will consider nominees recommended by shareholders that are properly brought before the Company. The proper procedures shareholders must follow to receive nominee consideration are outlined in this section.

For business proposals to be brought before an annual meeting by a shareholder, the shareholder must give timely notice to the Corporate Secretary and such other business must otherwise be a proper matter for shareholder action. Notice other than the nomination of directors must contain: (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by shareholders and (ii) a brief written statement of the reasons why such shareholder favors the proposal. The deadline for shareholders to provide written notice of their intent to bring a proposal (other than a nomination for the election of directors) at the 2015 Annual Meeting of Shareholders (but not for inclusion in the proxy materials relating to such meeting) is no more than 120 days and no less than 90 days prior to the first anniversary of the 2014 Annual Meeting. However, if the 2015 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to such Annual Meeting or the 10th day following the day on which we make a public announcement of the 2015 Annual Meeting. Assuming that the date of the 2015 Annual Meeting is not advanced or delayed in the manner described above, the required notice for the 2015 Annual Meeting would need to be provided to us not earlier than August 6, 2015 and not later than September 5, 2015.

To be in proper written form, a shareholder’s notice to the Corporate Secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such

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business at the annual meeting, (ii) the name and address, as they appear on our books, of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of our common stock which are owned beneficially and of record by the shareholder and such beneficial owner and (iv) any material interest of the shareholder or such beneficial owner in such business.

HOUSEHOLDING

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” annual reports and proxy statements. This means that only one copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of our Annual Report on Form 10-K and Proxy Statement, as applicable, to any shareholder upon request submitted in writing to the Company at the following address: ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attention: John J. Ellsworth, Corporate Secretary or by calling (864) 286-4682. Any shareholder who wants to receive separate copies of our Annual Report on Form 10-K and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and telephone number.

FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is required to be filed with the SEC, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written request to John J. Ellsworth, Corporate Secretary, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615.

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APPENDIX A

Our management emphasizes operating income and return on invested capital (“ROIC”) in evaluating and monitoring the Company’s financial condition and operating performance. Management uses ROIC, a non-GAAP measure, to assess its efficiency at allocating the capital under its control to generate returns. We compute ROIC as a percentage of the Company’s annual (or annualized) EBITDA (net income plus interest expense, income taxes, depreciation and amortization) divided by invested capital (defined as the sum of shareholder’s equity at the beginning of the period added to the sum of shareholder’s equity at the end of the period, divided by 2, plus the average daily interest bearing debt for the period).

We use ROIC as a performance measurement because we believe that this metric best balances the Company’s operating results with its asset and liability management. Capitalization decisions have no impact on ROIC. ROIC is easily computed, communicated and understood and is considered to have a strong correlation with shareholder value. The components of this calculation and reconciliation to our financial statements are shown, as follows:

Reconciliation of EBITDA to Net Income

	Fiscal Year Ended June 30,
	2014	2013
	(in thousands)
Net income (GAAP)	$81,789	$34,662
Plus: income taxes	41,318	18,364
Plus: interest expense	731	775
Plus: depreciation & amortization	7,375	8,457
EBITDA	$131,213	$62,258
Adjustments(1)	(15,490)	50,893
Adjusted EBITDA (numerator for ROIC) (non-GAAP)	$115,723	$113,151

Invested capital calculations

	Fiscal Year Ended June 30,
	2014	2013
	(in thousands)
Equity — beginning of the year	$695,956	$652,311
Equity — end of the year	802,643	695,956
Adjustment net of tax(1)	(9,756)	34,616
Average equity, adjusted	744,422	691,442
Average funded debt(2)	5,429	15,405
Invested capital (denominator)	$749,851	$706,847
Return on invested capital	15.4%	16.0%

(1)	Includes a legal recovery, net of attorneys’ fees for the year ended June 30, 2014 and includes non-cash impairment charges, and expenses associated with Belgian tax compliance and personnel replacement costs, including related professional fees for the year ended June 30, 2013.

(2)	Average funded debt is calculated as the daily average amounts outstanding on our short-term and long-term interest-bearing debt.

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